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TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CONCORD COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Concord Communications, Inc. ("Concord common stock")
(2)	Aggregate number of securities to which transaction applies:
19,655,000 shares, comprised of (i) 18,563,000 shares of Concord common stock outstanding as of April 12, 2005 and (ii) options to purchase 1,092,000 shares of Concord common stock exercisable on or before July 30, 2005.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying .0001177 by the product of $17.00 and 19,655,000 (18,563,000 shares of Concord common stock outstanding, plus 1,092,000 shares of Concord common stock issuable upon the exercise of options).

	(4)	Proposed maximum aggregate value of transaction: $334,135,000
	(5)	Total fee paid: $39,328
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Concord Communications, Inc.
600 Nickerson Road
Marlboro, Massachusetts 01752

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Concord Communications, Inc., which will be held at the offices of Bingham McCutchen LLP located at 150 Federal Street, Boston, Massachusetts 02110, on                  ,                   , 2005 at 9:00 a.m., local time.

        At the meeting, you will be asked to consider and vote on a proposal to approve a merger agreement that Concord Communications has entered into with Computer Associates International, Inc. and a wholly owned subsidiary of Computer Associates. If our stockholders approve the merger agreement and the merger is subsequently completed, Concord Communications will become a wholly owned subsidiary of Computer Associates, and you will be entitled to receive $17.00 in cash for each share of Concord Communications' common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

        After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Concord Communications and its stockholders. Our board of directors recommends that you vote "FOR" the approval of the merger agreement. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

        The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

        Your vote is very important.    Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Concord Communications common stock entitled to vote, a failure to vote will have the same effect as a vote against the approval of the merger agreement.

        Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

        Thank you for your cooperation and your continued support of Concord Communications.

Sincerely,
JOHN A. BLAESER Chief Executive Officer and President

        This proxy statement is dated                  , 2005, and is first being mailed to stockholders on or about                  , 2005.

CONCORD COMMUNICATIONS, INC.
600 Nickerson Road
Marlboro, Massachusetts 01752

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CONCORD COMMUNICATIONS
To Be Held on                  , 2005

To the Stockholders of
    CONCORD COMMUNICATIONS, INC.:

        Notice is hereby given that a special meeting of stockholders of Concord Communications, Inc. will be held at the offices of Bingham McCutchen LLP located at 150 Federal Street, Boston, Massachusetts 02110, on                  ,                   , 2005, at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2005, by and among Computer Associates International, Inc., Concord Communications, Inc. and Minuteman Acquisition Corp.; and

  2.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger.

        Only stockholders of record of our common stock as of the close of business on                  , 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement.

        If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger agreement. Holders of our common stock are entitled to appraisal rights under the Massachusetts Business Corporation Act in connection with the merger. See "Appraisal Rights" on page 41.

By Order of the Board of Directors,
DOUGLAS A. BATT Executive Vice President, General Counsel and Secretary

Marlboro, Massachusetts
                  , 2005

  YOUR VOTE IS IMPORTANT.

          Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or submit a proxy through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Concord Communications special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q.
Who is soliciting my proxy?

A.
This proxy is being solicited by our board of directors.

Q.
What matters will be voted on at the special meeting?

A.
You will be asked to vote on the approval of the merger agreement that we have entered into with Computer Associates International, Inc. (which is referred to in this proxy statement as Computer Associates).

Q.
What vote is required for Concord Communications' stockholders to approve the merger agreement?

A.
In order to approve the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote "FOR" approval of the merger agreement.

Q.
Who is entitled to vote at the special meeting?

A.
Holders of record of our common stock as of the close of business on                  , 2005, are entitled to vote at the special meeting.

Q.
What should I do now?

A.
After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.
Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q.
What if I do not vote?

A.
If you fail to vote by proxy, either by mail, through the Internet, by telephone or in person, it will have the same effect as a vote against approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" approval of the merger agreement.

Q.
When should I send in my proxy card?

A.
You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Concord Communications stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q.
May I vote in person?

A.
Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in "street name" you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.
What is the proposed transaction?

A.
Computer Associates will acquire us by merging a subsidiary of Computer Associates into us, and we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Computer Associates.

Q.
If the merger is completed, what will I be entitled to receive for my shares of Concord Communications common stock and when will I receive it?

A.
You will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

  After the merger closes, Computer Associates will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.
Am I entitled to appraisal rights?

A.
Yes, Concord Communications has concluded that you are entitled under Massachusetts law to appraisal rights in connection with the merger provided that you comply with certain procedures. To exercise appraisal rights, you must:

•
before the vote on the proposal to approve the merger agreement is taken, deliver to Concord Communications written notice of your intent to demand payment for your shares of common stock;

•
not vote in favor of the proposal to approve the merger agreement; and

•
comply with other procedures as are required by Part 13 of Chapter 156D of the Massachusetts Business Corporations Act.

  A copy of the relevant sections of Part 13 of Chapter 156D of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex C.

Q.
Why is the Concord Communications board recommending the merger?

A.
Our board believes that the merger and the merger agreement are advisable and in the best interests of Concord Communications and its stockholders and unanimously recommends that you approve the merger agreement. To review our board's reasons for recommending the merger, see the section entitled "Reasons for the Merger and Recommendation of the Board of Directors" on pages 16 through 17 of this proxy statement.

Q.
Will the merger be a taxable transaction to me?

A.
Yes. The receipt of cash for shares of Concord Communications common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled "Material U.S. Federal Income Tax Consequences" on pages 34 through 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.
When is the merger expected to be completed?

A.
We are working towards completing the merger as quickly as possible. We currently expect to complete the merger as quickly as possible after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. We and Computer Associates intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by April 28, 2005. We and Computer Associates filed a pre-merger notification with the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition on April 21, 2005.

Q.
Should I send in my Concord Communications stock certificates now?

A.
No. After the merger is completed, Computer Associates will send you written instructions for exchanging your Concord Communications stock certificates. You must return your Concord Communications stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after Computer Associates receives your Concord Communications stock certificates and any completed documents required in the instructions.

  PLEASE DO NOT SEND YOUR CONCORD COMMUNICATIONS STOCK CERTIFICATES NOW.

Q.
What should I do if I have questions?

A.
If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, our proxy solicitor, toll-free at (800) 361-1722.

SUMMARY

        This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Concord Communications, Inc.
600 Nickerson Road
Marlboro, Massachusetts 01752
(508) 460-4646

        Concord Communications, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, is a global provider of Business Service Management (BSM) software that reduces IT downtime, improves capacity planning, and optimizes service level management—thereby enabling customers to increase revenue and productivity. Built on more than 1,000 technology patents, Concord Communications' family of world-class solutions addresses the needs of enterprise customers across 17 vertical markets, managed service providers, and both wireless and wireline telecommunications carriers. These solutions enable organizations of all sizes to map IT services to business needs, measure the actual end-user experience, and manage voice or data applications, systems and networks. More than 7,500 customers worldwide use Concord Communications' software, including 23 of the world's largest banks, and 11 of the world's 20 largest insurance companies. Our common stock is quoted on The NASDAQ National Market under the symbol "CCRD."

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749
(631) 342-6000

        Computer Associates International, Inc., a corporation organized under the laws of the State of Delaware, is one of the world's largest providers of management software. Founded in 1976, Computer Associates designs, markets and licenses computer software products that allow businesses to efficiently run, manage, and automate critical aspects of their IT operations. Computer Associates operates in more than 100 countries, has a large and broad base of customers and estimates that 95% of the Fortune 500® companies currently use its products. Computer Associates' common stock is quoted on the New York Stock Exchange under the symbol "CA."

Minuteman Acquisition Corp.
c/o Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749
(631) 342-6000

        Minuteman Acquisition Corp., a corporation organized under the laws of the State of Delaware (which we refer to as Merger Sub), is a direct wholly owned subsidiary of Computer Associates. Minuteman Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Minuteman Acquisition Corp.

The Special Meeting

Date, Time and Place (page 11)

        The special meeting will be held on            ,                 , 2005, at 9:00 a.m., local time at the offices of Bingham McCutchen LLP, located at 150 Federal Street, Boston, Massachusetts 02110.

Matters to be Considered (page 11)

        You will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with Computer Associates and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 12)

        If you owned shares of our common stock at the close of business on                  , 2005, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on                  , 2005, there were approximately                         shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote (page 12)

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy, either by mail, through the Internet, by telephone or in person, will have the same effect as a vote "AGAINST" approval of the merger agreement.

Voting by Proxy (page 12)

        You may vote by proxy through the Internet, by telephone or by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxy (page 13)

        You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

  •
  submitting another properly completed proxy bearing a later date;

  •
  giving written notice of revocation to any of the persons named as proxies or to the Secretary of Concord Communications;

  •
  if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

  •
  voting in person at the special meeting.

        Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in "street name," you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Our Board's Recommendation to Our Stockholders Regarding the Merger (page 16)

        Our board has approved the merger agreement, and determined that the merger and the merger agreement are advisable, and in the best interests of Concord Communications and its stockholders. Our board unanimously recommends that our stockholders vote "FOR" approval of the merger agreement at the special meeting.

The Merger

Structure of the Merger (page 30)

        Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Computer Associates, will be merged with and into us. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Computer Associates. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 31)

        Each holder of shares of our common stock will be entitled to receive $17.00 in cash for each share of our common stock held immediately prior to the merger.

Recommendation to Stockholders (page 16)

        Our board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Concord Communications and its stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for "FOR" the approval of the merger agreement.

Opinion of Financial Advisor to the Board of Directors of Concord Communications (page 17)

        Bear, Stearns & Co. Inc. delivered its oral opinion to our board, which opinion was subsequently confirmed in writing, to the effect that, as of April 7, 2005 and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $17.00 in cash to be received by the holders of shares of our common stock pursuant to the merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Bear Stearns, dated April 7, 2005, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection with its opinion, is attached as Annex B to this proxy statement. The opinion was provided to our board for its benefit and use in connection with its consideration as to whether the merger consideration of $17.00 in cash for each share of Concord common stock was fair, from a financial point of view, to our stockholders. The opinion did not constitute a recommendation to the Concord board of directors or any holder of shares of our common stock as to how to vote in connection with the merger.

Conditions to the Merger (page 38)

        We and Computer Associates will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

  •
  our stockholders must have approved the merger agreement;

  •
  the applicable waiting period under the HSR Act must have expired or been terminated; and

  •
  the absence of court or governmental prohibitions on the consummation of the merger.

        In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of the representations and warranties of Computer Associates; and

  •
  the performance by each of Computer Associates and Merger Sub of their obligations under the merger agreement.

        In addition, the obligation of Computer Associates to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the accuracy of our representations and warranties;

  •
  the performance by us of our obligations under the merger agreement;

  •
  the absence of any suit, action or proceeding in which a governmental entity is challenging or seeking to restrain or prohibit the consummation of the merger, or seeking to (i) prohibit or materially impair Computer Associates' ability to own or operate any of our material businesses and assets or (ii) prohibit or limit in any material respect Computer Associates' ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Concord Communications;

  •
  the absence of any order, stay, judgment, injunction, statute, rule or regulation, which is referred herein as an "order," imposing any restraint, prohibition, impairment or limitation described in clauses (i) of (ii) of the bullet point above;

  •
  all governmental and other filings, consents and approvals required of both Computer Associates and us and specified in the merger agreement shall have been made or obtained;

  •
  all other approvals and consents of applicable governmental and regulatory agencies shall have been obtained or made, other than those failures to obtain, individually or in the aggregate, that would not be reasonably likely (i) to have a material adverse effect on Concord Communications or on Computer Associates (but with materiality measured at the Concord Communications level) or (ii) to provide a reasonable basis to conclude that the companies or any of their affiliates would be subject to the risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions; and

  •
  there must not have occurred any change, event, circumstance or development since April 7, 2005 that has had, or is reasonably likely to have, a material adverse effect on us.

Termination of the Merger Agreement (page 39)

        We and Computer Associates may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have approved the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

  •
  by either party, if the merger is not completed by September 30, 2005 (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

  •
  by either party, if any order permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable;

  •
  by either party, if our stockholders fail to approve the merger agreement at the special meeting (other than because of the failure to fulfill an obligation under the merger agreement by the party seeking termination);

  •
  by Computer Associates, if our board (i) fails to recommend, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the merger agreement in a manner adverse to Computer Associates or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so); or (iv) if a tender offer or exchange offer is made for our common stock and our board either recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer;

  •
  by us, if our board approves a superior proposal or recommends a superior proposal to our stockholders, provided, that prior to any such termination:

  •
  we inform Computer Associates of our intent to effect such termination;

  •
  we disclose the material terms and conditions (and provide copies of the documentation) regarding the superior proposal to Computer Associates;

  •
  Computer Associates does not make within three business days an offer that our board determines in good faith (after consultation with our financial advisor) is at least as favorable from a financial point of view to our stockholders as the superior proposal; and

  •
  we pay Computer Associates a termination fee and reimburse Computer Associates for its expenses; and

  •
  by either party, if the other party to the merger agreement breaches or fails to perform any of its representations or agreements in the merger agreement, which breach or failure to perform (i) would cause the non-breaching party's conditions to closing not to be satisfied and (ii) shall not have been cured within 20 days of written notice of the breach or failure to perform.

Termination Fee (page 40)

        We will be required to pay Computer Associates a termination fee of $11.5 million, plus up to $0.5 million of Computer Associates' expenses relating to the transactions contemplated by the merger agreement, if any of the following occur:

  •
  the merger agreement is terminated by either party because:

  •
  the merger has not been completed by September 30, 2005, and (i) between the date of the merger agreement and the date of the special meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the date of such termination, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

  •
  our stockholders did not approve the merger agreement at the special meeting, and (i) between the date of the merger agreement and the date the special meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the seventh business day prior to the date of the special meeting, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

  •
  the merger agreement is terminated by us because:

  •
  our stockholders have not approved the merger agreement at a meeting, and, prior to the date of the meeting, our board (i) shall have failed to recommend that our stockholders approve the merger agreement, or shall have withheld, withdrawn, qualified or modified its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates or shall have taken a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) shall have failed to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) shall have approved, recommended or adopted an acquisition proposal (or publicly announced its intention to do so), (iv) recommended that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, (v) within ten business days after commencement of a tender offer or exchange offer, failed to recommend against acceptance of the offer; or

    •
    our board has approved or recommended to our stockholders a superior proposal; or

  •
  the merger agreement is terminated by Computer Associates because:

  •
  our board fails to recommend that our stockholders approve the merger agreement, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates;

  •
  our board takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, or fails to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so; or

  •
  our board approves, recommends or adopts an acquisition proposal (or publicly announces its intention to do so);

  •
  our board recommends that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer.

Regulatory Matters (page 27)

        Under the provisions of the HSR Act, we and Computer Associates may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Computer Associates intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by April 28, 2005. We and Computer Associates filed a pre-merger notification with the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition on April 21, 2005. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Appraisal Rights (page 41)

        Concord Communications has concluded that Concord Communications stockholders are entitled under Massachusetts law to appraisal rights in connection with the merger provided that they comply with certain procedures. To exercise appraisal rights, a Concord Communications stockholder must:

  •
  before the vote on the proposal to approve the merger agreement is taken, deliver to Concord Communications written notice of such stockholder's intent to demand payment for his or her shares of common stock;

  •
  vote in favor of the proposal to approve the merger agreement; and

  •
  comply with other procedures as are required by Part 13 of Chapter 156D of the Massachusetts Business Corporations Act.

        A copy of the relevant sections of Part 13 of Chapter 156D of the Massachusetts Business Corporations Act is attached to this Proxy Statement as Annex C.

Concord Communications Stock Options (page 31)

        In general, at the completion of the merger, each option to purchase shares of our common stock, including those options held by our executive officers, will be assumed by Computer Associates and become an option to purchase Computer Associates common stock with the number of shares of common stock and the exercise price of the option being adjusted in accordance with a conversion ratio equal to $17.00 divided by the average closing sales price of a share of Computer Associates common stock for the five trading days prior to the closing of the merger. The vesting of the options held by our non-employee directors will accelerate in full at the effective time of the merger. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeds the exercise price of the option.

Interests of Certain Persons in the Merger (page 25)

        Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. For example, if the merger is completed, certain indemnification arrangements for directors and officers of Concord Communications will be continued and all of the options held by our non-employee directors will be accelerated and become fully vested at the effective time of the merger. In addition, our executive officers are entitled to acceleration of the vesting of their options, severance payments and continuation of benefits in connection with the merger.

No Solicitation (page 35)

        We have agreed that we will not, until the effective time of the merger or the earlier termination of the merger agreement, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, or otherwise participate in any discussions regarding, or furnish confidential information, for the purpose of encouraging any acquisition proposal.

        However, prior to the adoption of the merger agreement by our stockholders, we may provide information in response to a request by a third party who has made an unsolicited bona fide written acquisition proposal to enter into a merger, tender or exchange offer, business combination or similar transaction involving us or to acquire over 50% of our equity securities or all or substantially all of our consolidated total assets, so long as such proposal did not result from any breach by us of our obligations, we have notified Computer Associates regarding the acquisition proposal as required under the terms of the merger agreement, the third party enters into a customary confidentiality agreement with us and our board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the board's fiduciary obligations under applicable law. We may also participate in discussions or negotiations with a third party who has made such an acquisition proposal, if our board determines in good faith, after consultation, that (a) the failure to so act would be inconsistent with its fiduciary obligations, and (b) such discussions or negotiations are reasonably likely to result in a superior proposal.

        Prior to the effective time of the merger or the earlier termination of the merger agreement, our board will not withhold, withdraw, qualify or modify (or publicly propose to take any such action), in a manner adverse to Computer Associates, its approval of the merger agreement or its recommendation that stockholders vote to approve the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal); cause or permit us to enter into any letter of intent, merger agreement or similar agreement regarding any acquisition proposal (other than a confidentiality agreement as discussed above); or approve, recommend or adopt any acquisition proposal (or propose, publicly or otherwise, to take any such action). However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited, initiated or knowingly encouraged in breach of the merger agreement if our board determines in good faith, after consultation, that failure to do so would be inconsistent with its fiduciary obligations. We must provide Computer Associates with two business days prior notice if our board intends to take any of these actions, and our board must take into account any changes to the terms of the merger agreement proposed by Computer Associates in determining whether the acquisition proposal still constitutes a superior proposal. Notwithstanding any change in recommendation, we are required to convene a special meeting of our stockholders to vote on the merger agreement, unless we terminate the merger agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

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  the requirement that our stockholders approve the merger agreement with Computer Associates;

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  receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

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  failure by us to satisfy other conditions to the merger; and

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  the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the Securities and Exchange Commission (which we refer to as the SEC), including our most recent filings on Forms 10-Q and 10-K. See "Where You Can Find More Information" on page 48. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF CONCORD COMMUNICATIONS STOCKHOLDERS

        We are furnishing this proxy statement to you, as a stockholder of Concord Communications, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

        The special meeting will be held at the offices of Bingham McCutchen LLP, located at 150 Federal Street, Boston, Massachusetts 02110, on                  ,                   , 2005, at 9:00 a.m., local time. The purpose of the special meeting is:

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  to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of April 7, 2005, by and among Computer Associates, Concord Communications and Merger Sub; and

  •
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger.

        Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of Concord Communications and its stockholders, and has approved the merger agreement and the merger. Our board unanimously recommends that our stockholders vote "FOR" approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

        The holders of record of shares of our common stock as of the close of business on                  , 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

        On the record date, there were approximately                   shares of our common stock outstanding held by approximately                   stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote.

        Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote "AGAINST" approval of the merger agreement.

        Brokers or other nominees who hold shares of our common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes "AGAINST" approval of the merger agreement.

Voting

        Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted "FOR" approval of the merger agreement.

        In addition, stockholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on            , 2005.

        Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group, our proxy solicitor, toll-free at (800) 361-1722.

        Stockholders who hold their shares of Concord Communications common stock in "street name," meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

        If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

  •
  submitting another properly completed proxy bearing a later date;

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  giving written notice of revocation to any of the persons named as proxies or to the Secretary of Concord Communications;

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  if you submitted a proxy through the Internet or by telephone, submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

  •
  voting in person at the special meeting.

        If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or though the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.

Solicitation of Proxies

        In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will share equally with Computer Associates all expenses of filing, printing and mailing this proxy statement.

        We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $6,000 plus reasonable out-of-pocket expenses relating to the solicitation.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement, unless otherwise properly brought by our board or a stockholder. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of approval of the merger agreement.

THE MERGER

        This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

        On February 4, 2005, Jeff Clarke (Chief Operating Officer of Computer Associates) telephoned John Blaeser (our President and Chief Executive Officer) to express Computer Associates' interest in a possible acquisition of our company.

        On February 7, 2005, Mr. Clarke visited our Marlboro, Massachusetts headquarters and met with Mr. Blaeser and Ferdinand Engel (our Chief Technology Officer) to discuss the prospects for and benefits of such a transaction.

        On February 13, 2005, Mr. Clarke telephoned Mr. Blaeser to reaffirm Computer Associates' interest in acquiring our company, to express his preliminary view on the valuation of our company and to express his desire to enter into negotiations concerning a sale of our company to Computer Associates. After consultation with our board of directors, Mr. Blaeser informed Mr. Clarke on February 17, 2005 that we were not prepared at that time to enter into negotiations for the sale of our company and that Computer Associates' valuation of our company was not consistent with our board's views on valuation.

        On February 24, 2005, Mr. Clarke telephoned Mr. Blaeser to inform him that we would be receiving from Computer Associates a written indication of interest to acquire our company, which was received, later that day. The letter from Computer Associates contained a proposal to purchase our company for $16.00 per share in cash subject to Computer Associates performing confirmatory due diligence and negotiating a mutually satisfactory definitive merger agreement.

        At a telephonic meeting held on March 1, 2005, our board of directors established a transaction committee (comprised of three independent directors) to evaluate the letter received from Computer Associates.

        On March 1, 2005, we engaged Bear, Stearns & Co. Inc. as financial advisors to our board of directors to assist in the evaluation of Computer Associates' written proposal, which engagement was subsequently confirmed in an engagement letter dated March 24, 2005, and instructed our outside legal advisors at Bingham McCutchen to advise the committee and our board as to its fiduciary duties in responding to the proposal.

        On March 3, 2005, Rick Burnes (our Lead Director and Chairman of the transaction committee) contacted Mr. Clarke to inform him of the process our board was undertaking to evaluate Computer Associates' letter. Mr. Burnes also informed Mr. Clarke that there was a board meeting scheduled for March 22, 2005 to further consider the proposal received from Computer Associates. Bear Stearns, our financial advisors, communicated the same message to Goldman, Sachs & Co., financial advisors to Computer Associates.

        On March 22, 2005, a meeting of our board was held at the Radisson Hotel in Marlboro, Massachusetts with our legal and financial advisors to consider the proposal. At the meeting, representatives of Bear Stearns reviewed with the board the financial terms of the proposal and representatives of Bingham McCutchen advised the board on their fiduciary duties in considering the proposal, among other things. Following the board meeting, Mr. Burnes telephoned Mr. Clarke to inform him that the board had conducted its meeting and was evaluating the proposal. Mr. Clarke and Mr. Burnes then scheduled a dinner meeting for March 30, 2005 to discuss further Computer Associates' interest in acquiring our company.

        On March 30, 2005, there was a dinner meeting. In attendance were Mr. Burnes and Robert Donahue of our transaction committee and Yogesh Gupta (Senior vice President and Chief Technology Officer of Computer Associates) and Michael Christenson (Executive Vice President, Strategy and Business, of Computer Associates). At the dinner, Messrs. Gupta and Christenson explained their views of the benefits of a Computer Associates' acquisition of our company.

        On March 31, 2005, there was a telephonic meeting of the transaction committee. At the meeting, our management gave a preliminary review of estimated financial results for the quarter ending March 31, 2005 and Mr. Burnes gave the committee an update on the discussions which occurred at the dinner of March 30.

        On April 1, 2005, a telephonic meeting of our board was held. At the meeting, our management updated the board on their preliminary view of estimated financial results for the quarter and indicated that they expected the results to be lower than initial expectations. After discussion, the board authorized Mr. Burnes to enter into valuation discussions with Computer Associates. Following the board meeting, we entered into a confidentiality agreement with Computer Associates and Mr. Burnes had discussions with Mr. Clarke regarding the valuation of our company.

        On April 3, 2005, our board held a meeting at the offices of Bingham McCutchen. The board discussed numerous matters in connection with a possible sale of our Company to Computer Associates. Our management gave a financial presentation and after discussion our board determined to enter into negotiations with Computer Associates regarding a possible sale of our company. Mr. Burnes had additional discussions with Mr. Clarke and Mr. Christenson regarding valuation of our company later that day.

        Between April 3, 2005 and April 7, 2005, representatives from Computer Associates, Sullivan & Cromwell LLP and Pillsbury Winthrop LLP, Computer Associates' outside legal advisors, and Goldman Sachs, conducted due diligence on our company in Boston. Computer Associates was provided information during the diligence process regarding our estimated financial results for the first quarter ending March 31, 2005.

        On April 4, 2005, Sullivan & Cromwell LLP delivered a draft merger agreement to us. From April 4 through April 7, 2005, our representatives and representatives of Computer Associates, together with the outside legal advisors, negotiated the terms and conditions of the merger agreement. During that period, management finalized their views on first quarter estimated results.

        On April 6, 2005, a telephonic meeting of our board was held. During the meeting, representatives of Bingham McCutchen summarized the terms of the definitive merger agreement. Representatives of Bingham McCutchen also reviewed for the directors their fiduciary duties in considering the acquisition. Representatives of Bear Stearns then presented a financial analysis pertaining to the transaction and rendered to Concord Communications' board its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of April 7, 2005, to the effect that, as of that date and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration of $17.00 per share in cash to be received by the holders of Concord Communications common stock pursuant to the merger was fair, from a financial point of view, to such holders. Following these presentations, the board discussed the potential acquisition. Thereafter, the board unanimously determined that the merger agreement was in the best interests of our stockholders, approved and declared the advisability of the merger agreement and related matters and unanimously recommended that our stockholders approve the merger agreement and directed that the merger agreement be submitted to the Company's stockholders for their consideration.

        During the early morning of April 7, 2005, we and Computer Associates executed the merger agreement.

        Prior to the opening of trading on April 7, 2005, we issued a press release announcing our preliminary first quarter results and a press release announcing the proposed merger.

Reasons for the Merger and Recommendation of the Board of Directors

        In the course of reaching its decision to approve the merger agreement and the merger, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

  •
  the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

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  the $17.00 per share to be paid as the consideration in the merger represents a 71% premium over the closing price of our common stock on April 6, 2005 (the trading day prior to announcement of the transaction) and a 63.9% premium over the closing price of our common stock on March 7, 2005 (the four-week period prior to the announcement);

  •
  the presentation of Bear Stearns (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Bear Stearns to our board dated April 7, 2005, a copy of which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, to the effect that, as of April 7, 2005 and based upon the qualifications, assumptions, limitations and other matters set forth in its opinion, the merger consideration of $17.00 in cash per share to be received by our stockholders pursuant to the merger was fair to our stockholders from a financial point of view;

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  the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $17.00 per share cash price to be paid in the merger;

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  historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

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  Concord Communications' estimated financial results for the quarter ending March 31, 2005;

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  the terms and conditions of the merger agreement, including:

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  the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Computer Associates of a termination fee of $11.5 million and up to $0.5 million in expense reimbursement, to terminate the merger agreement to accept a superior proposal; and

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  the board's belief that the $12 million maximum aggregate fees and expenses payable to Computer Associates was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal; and

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  the likelihood that the merger will be consummated in light of the limited conditions to Computer Associates' obligation to complete the merger, Computer Associates' financial capability, and the absence of any financing condition to Computer Associates' obligation to complete the merger.

        In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

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  the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

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  the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $11.5 million termination fee (and up to an additional $0.5 million in expense reimbursement) to Computer Associates under certain circumstances;

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  the fact that Concord Communications will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in the growth of Concord Communications or in any synergies resulting from the merger;

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  the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes; and

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  the interests of our officers and directors in the merger described under "Interests of Certain Persons in the Merger."

        The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

        After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the merger agreement was advisable and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and the merger. Our board recommends that you vote "FOR" the approval of the merger agreement.

Opinion of Financial Advisor to the Board of Directors of Concord Communications

        At the April 6, 2005 meeting of the Concord Communications' board of directors, Bear Stearns rendered to Concord Communications' board its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of April 7, 2005, to the effect that, as of that date and based upon the qualifications, assumptions, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of Concord Communications common stock pursuant to the merger was fair, from a financial point of view, to such holders.

        The full text of Bear Stearns' written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached in Annex B to this proxy statement. The summary of the Bear Stearns opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Concord Communications stockholders are encouraged to read the Bear Stearns opinion in its entirety. In reading the summary of the Bear

Stearns opinion set forth below, Concord Communications stockholders should be aware that the opinion:

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  was provided to the Concord Communications board of directors for its benefit and use in connection with its consideration as to whether the merger consideration of $17.00 in cash for each share of Concord Communications common stock, was fair, from a financial point of view, to such holders;

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  did not constitute a recommendation to the Concord Communications board of directors or any holder of Concord Communications common stock as to how to vote in connection with the merger;

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  did not address Concord Communications' underlying business decision to pursue the merger on the terms set forth in the merger agreement, the relative merits of the merger as compared to any alternative business strategies that might exist for Concord Communications or the effects of any other transaction in which Concord Communications might engage, and did not address any aspect of the merger other than the fairness, from a financial point of view, to holders of Concord Communications common stock, of the merger consideration; and

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  did not express any opinion as to the price or range of prices at which the shares of Concord Communications common stock might trade subsequent to the announcement of the merger agreement.

        Although Bear Stearns evaluated the fairness, from a financial point of view, of the merger consideration to the holders of Concord Communications common stock, the merger consideration itself was determined at arms-length negotiations. Bear Stearns assumed no responsibility for updating or reviewing its opinion based on circumstances or events occurring after the date of such opinion.

        In arriving at its opinion, Bear Stearns, among other things:

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  reviewed the merger agreement;

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  reviewed Concord Communications' Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its preliminary results for the quarter ended March 31, 2005 and its Current Reports on Form 8-K for the three years ended April 7, 2005;

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  reviewed certain operating and financial information relating to Concord Communications' business and prospects, including projections for the years ending December 31, 2005 and through 2008, which are referred to as the "Projections";

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  met with certain members of Concord Communications' senior management to discuss Concord Communications' business, operations, historical and projected financial results and future prospects (including the Projections);

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  reviewed the historical prices, trading multiples and trading volumes of the common shares of Concord Communications;

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  reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Concord Communications;

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  reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to Concord Communications;

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  performed discounted cash flow analyses based on the Projections; and

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  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

        In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Concord Communications, including without limitation, the Projections. With respect to the Projections, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Concord Communications as to the expected future performance of Concord Communications. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the Projections provided to them and Bear Stearns further relied upon the assurances of the senior management of Concord Communications that they were unaware of any facts that would make such information provided to Bear Stearns incomplete or misleading.

        In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Concord Communications, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Concord Communications.

        The following is a summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of its oral opinion on April 6, 2005 in connection with the merger consideration. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion.

        Summary of reviews and analyses.    Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the opinion. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns and Concord Communications. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        In order to understand fully the reviews and financial and valuation analyses used by Bear Stearns, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial and valuation analyses. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. All such reviews and financial and valuation analyses were based on information available to Bear Stearns on April 6, 2005. Bear Stearns has not undertaken, and is under no duty, to update any such reviews or financial and valuation analyses upon the availability of new information.

        Historical Stock Performance Analysis.    Bear Stearns compared the consideration to be received pursuant to the merger of $17.00 in cash per share of Concord Communications common stock to the closing prices for Concord on certain dates and to the average daily closing prices for Concord Communications common stock for various periods and noted the following implied offer premia:

Implied Offer Premia

Time Period (ending April 1, 2005)	Concord Communications common stock price	Premium Implied by Implied Consideration Value of $17.00
1 day prior (April 1, 2005)	$9.82	73.1%
1 week prior (March 28, 2005)	$10.65	59.6%
4 weeks prior (March 7, 2005)	$10.37	63.9%
1 year average	$10.13	67.9%
52-week high (April 1, 2004)	$15.65	8.6%
52-week low (October 20, 2004)	$7.76	119.1%

        Using publicly available information, Bear Stearns also reviewed the share price trading history of Concord Communications for the two year period ending April 1, 2005 on a stand-alone basis and also in relation to Computer Associates, an S&P 500 software index, and to a group consisting of the following twelve infrastructure software companies:

  •
  Altiris, Inc.

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  BMC Software, Inc.

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  Computer Associates

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  Mercury Interactive Corporation

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  Micromuse, Inc.

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  NetIQ Corporation

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  NetScout Systems, Inc.

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  Novell, Inc.

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  OPNET Technologies, Inc.

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  Packeteer, Inc.

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  Quest Software, Inc., and

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  Visual Networks, Inc.

        Selected Comparable Company Analysis.    Using publicly available earnings forecasts from Wall Street consensus equity research and selected Wall Street equity research reports and information provided by Concord management, Bear Stearns compared certain operating, financial, trading and valuation information for Concord Communications to the corresponding information for the group of companies listed above. In its analysis, Bear Stearns derived and compared multiples for Concord Communications and the selected companies, calculated as follows:

  •
  enterprise value, which is defined as equity market value plus net debt, minority interest and liquidation value of preferred stock, divided by estimated revenue for calendar year 2005, which is referred to as "Enterprise Value/ CY 2005E Revenue", and enterprise value divided by estimated revenue for calendar year 2006, which is referred to as "Enterprise Value/ CY 2006E Revenue,"

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  enterprise value divided by earnings before interest, taxes, depreciation and amortization, which is referred to as "EBITDA," for estimated EBITDA for calendar year 2005, which is referred to as "Enterprise Value/ CY 2005E EBITDA", and enterprise value divided by estimated EBITDA for calendar year 2006, which is referred to as "Enterprise Value/ CY 2006E EBITDA,"

  •
  enterprise value divided by earnings before interest and taxes, which is referred to as "EBIT," for estimated EBIT for calendar year 2005, which is referred to as "Enterprise Value/ CY 2005E EBIT", and enterprise value divided by estimated EBIT for calendar year 2006, which is referred to as "Enterprise Value/ CY 2006E EBIT", and

  •
  stock price divided by earnings, which is referred to as "P/E Ratio" for estimated earnings in calendar year 2005, which is referred to as "CY 2005E P/E", and P/E Ratio for estimated earnings in calendar year 2006, which is referred to as "CY 2006E P/E".

        This analysis indicated the following:

Selected Comparable Company Multiples

	High		Low		Median		Concord Communications*
Enterprise Value/CY 2005E Revenue	4.5	x	0.6	x	1.6	x	2.3	x
Enterprise Value/CY 2006E Revenue	4.0	x	0.5	x	1.4	x	2.0	x
Enterprise Value/CY 2005E EBITDA	20.1	x	7.0	x	11.1	x	20.3	x
Enterprise Value/CY 2006E EBITDA	15.6	x	6.5	x	8.9	x	14.3	x
Enterprise Value/CY 2005E EBIT	24.2	x	9.9	x	16.2	x	29.0	x
Enterprise Value/CY 2006E EBIT	17.3	x	9.3	x	12.6	x	18.1	x
CY 2005E P/E	54.1	x	19.2	x	29.4	x	41.6	x
CY 2006E P/E	34.2	x	14.1	x	18.4	x	25.3	x

*
Based upon Concord Communications management projections and the merger consideration of $17.00 per share of Concord Communications common stock.

        Bear Stearns noted that none of the comparable companies are identical to Concord Communications and, accordingly, any analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of Concord Communications versus the companies to which Concord Communications was being compared.

        Selected Precedent Transaction Analysis.    Using publicly available information, Bear Stearns examined the following transactions involving infrastructure software companies announced since

January 1, 2002. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year
Retek Inc.	Oracle Corp.	March 2005
Ascential Software Corp.	International Business Machines Corp.	March 2005
SMARTS, Inc.	EMC Corp.	December 2004
TippingPoint Technologies, Inc.	3Com Corp.	December 2004
Netegrity, Inc.	Computer Associates International, Inc.	October 2004
KVault Software Limited	Veritas Software Corp.	August 2004
Marimba, Inc.	BMC Software, Inc.	April 2004
Staffware plc	Tibco Software Inc.	April 2004
Merant plc	Serena Software, Inc.	March 2004
Novadigm Inc.	Hewlett-Packard Company	February 2004
Aelita Software Corp.	Quest Software, Inc.	January 2004
VMware, Inc.	EMC Corp.	December 2003
ON Technology Corp.	Symantec Corp.	October 2003
Rainbow Technologies, Inc.	SafeNet Inc.	October 2003
Documentum, Inc.	EMC Corp.	October 2003
Crystal Decisions, Inc.	Business Objects SA	July 2003
Legato Systems, Inc.	EMC Corp.	July 2003
Kintana, Inc.	Mercury Interactive Corp.	June 2003
Precise Software Solutions Ltd.	Veritas Software Corp.	December 2002
OTG Software, Inc.	Legato Systems, Inc.	February 2002

        In its analysis, Bear Stearns derived and compared multiples for Concord Communications and the selected transactions, calculated as follows:

  •
  transaction value as a multiple of the latest-twelve-month, or "LTM", revenues immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM Revenues,"

  •
  transaction value as a multiple of estimated revenues for the next-twelve-month, or "NTM", period following announcement of the transaction, which is referred to below as "Transaction Value/NTM Revenues,"

  •
  transaction value as a multiple of LTM EBITDA immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM EBITDA,"

  •
  transaction value as a multiple of estimated NTM EBITDA for the period following announcement of the transaction, which is referred to below as "Transaction Value/NTM EBITDA,"

  •
  transaction value as a multiple of LTM EBIT immediately preceding announcement of the transaction, which is referred to below as "Transaction Value/LTM EBIT,"

  •
  transaction value as a multiple of estimated NTM EBIT for the period following announcement of the transaction, which is referred to below as "Transaction Value/NTM EBIT,"

  •
  transaction equity value as a multiple of LTM net income immediately preceding announcement of the transaction, which is referred to below as "Transaction Equity Value/LTM Net Income,"

  •
  transaction equity value as a multiple of estimated NTM net income for the period following announcement of the transaction, which is referred to below as "Transaction Equity Value/NTM Net Income," and

  •
  Estimated revenue growth for the LTM period preceding announcement of the transaction to the NTM period following announcement of the transaction, which is referred to below as "LTM-NTM Revenue Growth".

        This analysis indicated the following:

Selected Precedent Transaction Multiples

	High		Low		Median		Concord*
Transaction Value/LTM Revenues	16.5	x	1.8	x	4.3	x	3.2	x
Transaction Value/NTM Revenues	6.4	x	2.0	x	3.7	x	2.1	x
Transaction Value/LTM EBITDA	77.5	x	14.0	x	25.6	x	57.9	x
Transaction Value/NTM EBITDA	51.8	x	12.8	x	26.0	x	15.5	x
Transaction Value/LTM EBIT	87.5	x	15.8	x	36.3	x	411.3	x
Transaction Value/NTM EBIT	92.8	x	12.7	x	32.3	x	19.2	x
Transaction Equity Value/LTM Net Income	75.4	x	24.5	x	58.2	x	304.6	x
Transaction Equity Value/NTM Net Income	98.6	x	34.9	x	47.3	x	27.0	x
LTM-NTM Revenue Growth	158.8%		0.4%		14.1%		8.0%

*
Based upon Concord Communications management projections and the merger consideration of $17.00 per share of Concord Communications common stock. LTM reflects period ending March 31, 2005, and NTM reflects period beginning April 1, 2005.

        Bear Stearns noted that none of the precedent transactions above are identical to the merger. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Concord Communications versus the acquisition value of any comparable company in general and the transactions above in particular.

        Discounted Cash Flow Analysis.    Bear Stearns performed a discounted cash flow analysis on the projected cash flows of Concord Communications for the fiscal years ending December 31, 2005 through December 31, 2008 using forecasts provided by the management of Concord Communications. Bear Stearns also calculated the terminal value of the enterprise at December 31, 2008 by multiplying projected EBIT in the fiscal year ending December 31, 2008 by multiples ranging from 10.0x to 14.0x. To discount the projected free cash flows and the terminal value to present value, Bear Stearns used discount rates ranging from 19.0% to 22.0%. This analysis indicated a range of implied values per share of Concord Communications' common stock of $12.72 to $18.39, compared to the merger consideration of $17.00 per share of Concord Communications' common stock.

        Transaction Premiums Paid Analysis.    Bear Stearns reviewed the premiums paid on 43 selected transactions in the technology industry announced since January 1, 2003 with transaction values ranging from $200 million to $500 million. Bear Stearns analyzed the premium of the offer prices over the trading prices one day, one week and four weeks prior to the announcement date of the selected transactions and the premiums implied for Concord Communications, based on the $17.00 per share of Concord Communications common stock to be received in the merger.

        The following table presents, as of April 1, 2005, the median premium for these transactions and the premium implied by the merger consideration of $17.00 per share of Concord Communications common stock:

Premiums Paid Analysis

Time Period Prior to Announcement	Median Premium	Concord Communications Premium
1 day	28.6%	73.1%
1 week	27.5%	59.6%
4 weeks	35.4%	63.9%

        No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger.

        Other Considerations.    The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor.

        Pursuant to an engagement letter dated March 24, 2005, Concord Communications' board of directors retained Bear Stearns based upon Bear Stearns' qualifications, experience and expertise. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has previously rendered investment banking services to Concord and has received customary fees for rendering these services. Since December 2003, Bear Stearns has earned fees totaling approximately $4.5 million in connection with Concord Communications' 3.00% Convertible Senior Notes due 2023 and Concord Communications' acquisition of Aprisma Management Technologies. In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Concord Communications or Computer Associates for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

        Pursuant to the engagement letter, Concord Communications agreed to pay to Bear Stearns for its services (i) a fee of $500,000 upon delivery of Bear Stearns' opinion to Concord Communications' board of directors, (ii) a fee of $1,000,000 upon public announcement of the merger and (iii) a transaction fee payable upon consummation of the merger equal to 1.15% of the aggregate merger consideration, which fee, based on the number of shares of common stock of, and debt of, Concord Communications outstanding as of March 31, 2005, is expected to be approximately $4.9 million, against which the amounts paid pursuant to clauses (i) and (ii) above shall be credited. In addition, Concord Communications agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including the reasonable fees and disbursements of its legal counsel. Concord Communications has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Delisting and Deregistration of Concord Communications Common Stock

        If the merger is completed, Concord Communications common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Concord Communications will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger

        In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of approving the merger agreement.

  Stock Options and Other Equity-Based Awards

        The merger agreement provides that, in general, at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our executive officers, will be assumed by Computer Associates and become an option to purchase Computer Associates common stock with the number of shares of common stock and the exercise price of the option being adjusted in accordance with a conversion ratio equal to $17.00 divided by the average closing sales price of a share of Computer Associates common stock for the five trading days prior to the closing of the merger.

        The vesting of the options held by our non-employee directors will accelerate in full at the effective time of the merger. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeds the exercise price of the option.

        In addition, certain agreements between us and our executive officers provide for acceleration of the vesting of options as a result of the merger:

  •
  Our change in control agreement with John Blaeser provides that all of Mr. Blaeser's unvested stock options will automatically vest upon the closing of the merger.

  •
  As of April 7, 2005, Mr. Blaeser held unvested options to purchase 122,814 shares of our common stock.

  •
  In addition, our management change in control agreements with each of Douglas Batt, Melissa Cruz, Ferdinand Engel, Michael Fabiaschi, Dayton Semerjian and Ted Williams, provide that all of their respective unvested stock options will automatically vest upon the closing of the merger. As of April 7, 2005, Mr. Batt, Ms. Cruz, Mr. Engel, Mr. Fabiaschi, Mr. Semerjian and

    Mr. Williams held unvested options to purchase 53,564, 55,939, 68,439, 0, 127,451 and 150,000, shares, respectively, of our common stock.

  Change in Control Agreements

        Also, pursuant to our change in control agreement with Mr. Blaeser, in addition to the vesting of options described above, upon closing of the merger, Mr. Blaeser is entitled to 24 months' base salary and target annual bonus and 24 months' continuation of life, health, dental and disability insurance benefits. Mr. Blaeser's current annual base salary is $380,015, his bonus for 2004 was $0, and his target annual bonus for 2005 is $            .

        Pursuant to our change in control agreements with each of Douglas Batt, Melissa Cruz, Ferdinand Engel, Michael Fabiaschi, Dayton Semerjian and Ted Williams, in addition to the vesting of options described above, upon closing of the merger each is entitled to 18 months' base salary and target annual bonus for the year in which the change in control occurs, and 18 months' continuation of life, health, dental and disability insurance benefits. The current annual base salary of Mr. Batt, Ms. Cruz, Mr. Engel, Mr. Fabiaschi, Mr. Semerjian and Mr. Williams is $235,009, $265,010, $345,013, $358,312.50, $250,009 and $300,000, respectively, their bonuses for 2004 were $50,000, $50,000, $50,000, $400,000, $50,000 and $0, respectively, and their target annual bonuses for 2005 are $            , $            , $            , $            , $            and $            , respectively.

  Indemnification of Officers and Directors

        Computer Associates has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify, to the fullest extent permitted under the Massachusetts Business Corporation Act, our current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to the fact that those persons were directors or officers of us or any of our subsidiaries. Each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Computer Associates and the surviving corporation within ten business days of receipt of a request for an advancement. However, to the extent required by the Massachusetts Business Corporation Act, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

        Computer Associates has agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation will contain provisions as favorable as can be obtained in comparison with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries' current and former directors and officers to those in the current provisions of our articles of organization and bylaws.

        Computer Associates has also agreed to cause the surviving corporation to maintain in effect, for six years after the merger, the current policies of the directors' and officers' liability insurance maintained by Concord Communications with respect to matters existing or occurring at or prior to the effective time, so long as the aggregate annual premiums therefor would not be in excess of 250% of the annual premiums paid by us in our most recent fiscal year (this amount is referred to below in this section as the maximum premium). If any of our existing insurance policies expires, is terminated or is canceled during such six-year period, or if the premiums therefor exceed the maximum premium, Computer Associates shall cause the surviving corporation to obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium, on terms and conditions as favorable as can be obtained in comparison to our existing directors' and officers' liability insurance.

Benefit Arrangements

        Computer Associates has agreed that, for a period of 12 months following the merger, it will use commercially reasonable efforts to provide generally to continuing employees of Concord Communications the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those provided to those persons immediately prior to the execution of the merger agreement. Continuing employees are those of our employees who continue as employees of the surviving corporation following the merger. Computer Associates has agreed to give continuing employees full credit for prior service with us for purposes of any waiting period, eligibility, vesting and benefit entitlement under Computer Associates' employee benefits plans and the determination of benefits levels under Computer Associates' employee benefits plans relating to tax qualified pension plans, 401(k) savings plans, and welfare benefit plans and policies.

REGULATORY MATTERS

Federal or State Regulatory Filings Required in Connection with the Merger

        United States Antitrust.    Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Computer Associates intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by April 28, 2005 and, in accordance with the merger agreement, requested "early termination" of the waiting period.

        Other Jurisdictions.    In addition to the filing requirements under U.S. law, mergers and acquisitions that may have an impact in the Federal Republic of Germany are subject to review by the German Federal Cartel Office to determine whether they comply with applicable German antitrust laws. Under the German Act Against Restraints of Competition, mergers and acquisitions that meet certain jurisdictional thresholds and are not subject to antitrust review by the European Commission, such as the present transaction, may not be completed until the expiration of an initial one-month waiting period that follows the filing of a notification by both parties to the transaction with the German Federal Cartel Office. The waiting period may be shortened if the German Federal Cartel Office notifies the parties that the requirements for a prohibition of a merger are not fulfilled, or it may be lengthened if the German Federal Cartel Office determines that an in-depth investigation is required and enters into a main examination proceeding. We and Computer Associates filed a pre-merger notification with the German Federal Cartel Office pursuant to the German Act against Restraints of Competition on April 21, 2005.

        It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. For more information, please refer to "The Merger Agreement—Conditions to the Merger."

Anti-Takeover Considerations

        We are subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled "Regulation of Take-Over Bids in the Acquisition of Corporations." Under Chapter 110C, no offeror may make a "take-over bid" for the stock of a "target company" without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A "target company" is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a "take-over bid." We qualify as a target company. A "take-over bid" is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company's stock. However, a "take-over bid" does not include any bid to which the target company's board of directors consents, if the board of directors has recommended the acceptance of the bid and the terms thereof to the stockholders. For purposes of Chapter 110C, our board of directors specifically approved and consented to the merger and recommended the acceptance of the terms thereof to our stockholders. Therefore, the merger is not a "take-over bid" under Chapter 110C.

        We are also subject to the provisions of Chapter 110F of the Massachusetts General Laws, the so-called "Business Combination Statute". Under Chapter 110F, a Massachusetts corporation with over 200 stockholders, such as Concord Communications, may not engage in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of Concord Communications (excluding shares held by certain of our affiliates) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and at a meeting of the stockholders by the holders of at least two-thirds of the outstanding voting stock of Concord Communications (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of Concord Communications. Any person or entity that enters into an agreement, arrangement or understanding with another person or entity that beneficially owns shares of Concord Communications common stock for the purpose of acquiring, holding, voting (except pursuant to certain forms of revocable proxy and consent) or disposing of such stock, is deemed to "own" such person's or entity's stock under Chapter 110F. A "business combination" includes a merger, a stock or assets sale, and other transactions resulting in a financial benefit to the stockholder. Our board of directors approved the merger, exempting the merger from the provisions of Chapter 110F.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of our common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of the stockholder's personal investment circumstances, or those stockholders of ours subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United

States expatriates, foreign corporations and nonresident alien individuals), our stockholders who hold shares of our common stock as part of a hedging, "straddle," conversion or other integrated transaction, or stockholders of ours who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or our employee stock purchase plan. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a stockholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

        The receipt of cash in the merger or upon the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of shares of our common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of our common stock converted to cash in the merger and the amount of cash received. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) converted to cash in the merger. If the shares of our common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum United States federal income tax rate of 15%, and will be short-term capital gain or loss if, at the effective time of the merger, the shares of our common stock so converted to cash have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

        Under the United States federal income tax backup withholding rules, unless an exemption applies, Computer Associates generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, "Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding." Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder's United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

        The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement and contains representations and warranties we made to each other. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of Computer Associates and Concord Communications as of specific dates, may be subject to important limitations and qualifications agreed by the companies, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the companies to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should NOT rely upon the descriptions of the representations and warranties in this proxy statement or the actual representations and warranties contained in the merger agreement as characterizations of the actual state of facts, since they were intended for the benefit of, and to be limited to, the companies. Information about the companies can be found elsewhere in this proxy statement and in such other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form of the Merger

        If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of Computer Associates created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Concord Communications. The separate corporate existence of Merger Sub will cease, and Concord Communications will survive the merger and will become a wholly owned subsidiary of Computer Associates. We sometimes refer to Concord Communications after the merger as the surviving corporation.

Structure and Effective Time

        The merger agreement provides that we will complete the merger on the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by June 30, 2005, we cannot specify when, or assure you that, we and Computer Associates will satisfy or waive all conditions to the merger.

Articles of Organization and Bylaws

        Our articles of organization, as in effect on the date of the merger agreement, will be amended and restated as of the effective time to be identical to the certificate of incorporation of Merger Sub, except the name of the corporation shall be Concord Communications, Inc. After the effective time, our authorized share capital shall consist of 1,000 shares of common stock. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

        The directors of Merger Sub immediately prior to the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.

Consideration to Be Received in the Merger

        Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $17.00 in cash, without interest and less applicable withholding taxes, other than shares held by stockholders who properly exercise and perfect their appraisal rights and any shares owned by us, Computer Associates or Merger Sub. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For more information, please refer to "Appraisal Rights."

Payment Procedures

        Prior to the effective time of the merger, Computer Associates will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. Computer Associates will deposit sufficient cash with the paying agent at or before the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders promptly following the paying agent's receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate. Computer Associates is entitled to cause the paying agent to deliver to it any funds that have not been distributed within 180 days after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Computer Associates for payment of the applicable merger consideration, without interest.

        You should not send your Concord Communications stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Concord Communications stock certificates with the enclosed proxy.

        If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Computer Associates, post a bond as Computer Associates may direct as indemnity against any claim that may be made against Computer Associates with respect to your lost, stolen or destroyed stock certificates.

Stock Options and the Employee Stock Purchase Plans

        The merger agreement provides that, at the completion of the merger, each option to purchase shares of our common stock will be assumed by Computer Associates and will become an option to acquire shares of Computer Associates common stock, on the same terms and conditions (other than the number of underlying shares and the exercise price) as were applicable under such option immediately prior to the effective time of the merger. The number of shares of Computer Associates common stock underlying each option will be determined by multiplying the number of shares of our common stock that were subject to the option immediately prior to the effective time by the conversion ratio described below, and rounding the resulting number down to the nearest whole number of shares of Computer Associates common stock. The per share exercise price for the Computer Associates common stock issuable upon exercise of each option will be determined by dividing the per share exercise price of our common stock subject to such option, as in effect immediately prior to the effective time, by the conversion ratio and rounding the resulting exercise price up to the nearest whole cent. Options that are "incentive stock options" may be further adjusted to comply with the applicable regulations.

        The conversion ratio will be equal to the fraction having a numerator equal to $17.00 and a denominator equal to the average of the closing sales prices of a share of Computer Associates common stock as reported on the New York Stock Exchange for each of the five consecutive trading days immediately preceding the closing date.

        We have agreed to terminate our 2001 Non-Executive Employee Stock Purchase Plan and our 2004 Non-Executive Employee Stock Purchase Plan prior to the effective time of the merger.

Restricted Stock

        All outstanding shares of our common stock that are issued pursuant to our stock plans and are subject to vesting and forfeiture provisions set forth in restricted stock grant or similar agreements shall remain subject to the terms and conditions of the applicable restriction agreements without modification notwithstanding the merger, except as modified by certain change in control agreements to which the holders of such stock are parties, as applicable. After the effective time, as the vesting and forfeiture restrictions set forth in any restriction agreement expire or lapse, the holder of the applicable shares will be entitled to exchange such shares for merger consideration.

Representations and Warranties

        The merger agreement contains customary representations and warranties that we made to Computer Associates regarding, among other things:

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  corporate matters, including due organization, power and qualification;

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  our capital structure;

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  our subsidiaries;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  our receipt of a fairness opinion from our financial advisor;

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  identification of required governmental filings and consents;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  our material contracts and key customer relationships;

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  accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

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  accuracy of information contained in this proxy statement;

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  maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

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  compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

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  absence of certain changes or events affecting our business since December 31, 2004;

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  litigation and other liabilities;

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  employee benefits plans;

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  compliance with laws;

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  permits;

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  environmental matters;

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  filing of tax returns, absence of unpaid taxes and other tax matters;

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  labor matters;

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  insurance;

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  intellectual property;

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  owned and leased property;

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  inapplicability of state anti-takeover statutes; and

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  absence of undisclosed brokers' fees.

        In addition, Computer Associates made representations and warranties regarding, among other things:

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  corporate matters, including due organization, power and qualification;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  identification of required governmental filings and consents;

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  accuracy of information supplied for inclusion in this proxy statement;

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  operations of Merger Sub; and

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  availability of funds necessary for the merger, including the merger consideration.

        Many of our representations and warranties are qualified by a material adverse effect standard. A "company material adverse effect" means, with respect to Concord Communications, a material adverse effect on the financial condition, properties, business or results of operations of Concord Communications and its subsidiaries taken as a whole, except that the following, in and of themselves, will not be considered to constitute a company material adverse effect:

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  any change resulting from (1) general economic or business conditions in the U.S. or Europe or acts of war or terrorism, (2) factors generally affecting the industries or markets in which Concord Communications operates, or (3) any changes in applicable law or generally accepted accounting principles (except, in each case, to the extent such change primarily relates only to Concord Communications and its subsidiaries or disproportionately adversely affects Concord Communications and its subsidiaries as compared to other companies of similar size in our industry);

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  any adverse change proximately caused by the pendency or announcement of the merger;

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  any failure by Concord Communications to meet any revenue or earnings estimates for any period ending on or after April 7, 2005 and prior to the closing (provided that this will not prevent a determination that any event underlying such failure has resulted in, or contributed to, a company material adverse effect); or

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  a decline in the price of our common stock on Nasdaq (provided that this will not prevent a determination that any event underlying such decline has resulted in, or contributed to, a company material adverse effect).

Covenants Relating to the Conduct of Our Business

        From the date of the merger agreement through the effective time of the merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary course of business and use our reasonable best efforts to preserve our business organization, assets, properties and relationships with third parties and to keep available the services of our present officers and key employees.

        During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following without the prior written consent of Computer Associates:

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  issue or otherwise dispose of or encumber any shares of our capital stock;

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  amend our articles of organization or bylaws or comparable organizational documents;

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  split, combine or reclassify any of our outstanding shares of capital stock;

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  declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from wholly owned subsidiaries;

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  purchase or redeem any shares of our capital stock or any of our other securities convertible into shares of our capital stock, except for the acquisition of shares of our common stock in connection with the exercise of options;

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  issue, sell, pledge, dispose of or encumber any shares of our capital stock, any securities convertible into or exercisable for shares of our capital stock or any options, warrants or rights of any kind to acquire shares of our capital stock or any voting debt or other assets (other than shares of common stock issuable pursuant to options and other stock-based awards outstanding as of the date of the merger agreement under our existing option plans or upon conversion of certain outstanding convertible senior notes);

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  transfer, sell, lease, license, abandon, cancel or otherwise dispose of, allow to lapse or encumber any material property or assets;

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  restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any arrangement imposing material changes or restrictions on the operation of our assets or business;

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  acquire any business or any business organization or division, or any material assets, other than inventory and other items in the ordinary course of business;

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  adopt a stockholder rights plan or similar plan or arrangement that is applicable to Computer Associates or its affiliates;

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  incur or guarantee indebtedness, other than obligations pursuant to existing credit facilities in the ordinary course of business;

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  issue, sell, amend or guarantee any debt securities;

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  make any loans or advances, except routine employee advances in the ordinary course of business, or capital contributions to, or investment in, any other person;

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  enter into any hedging agreements or other similar financial agreements, other than in the ordinary course of business;

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  make any capital expenditures in excess of $250,000 in the aggregate, other than as set forth in our budget;

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  make any material changes in accounting methods, principles or practices, except as may be required under generally accepted accounting principles;

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  change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

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  enter into, renew, modify, amend or terminate or waive, release or assign any material rights or claims under, any material contract, other than in the ordinary course of business;

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  grant any exclusivity rights, "most favored nation" rights or agreements restricting our ability to compete, to the extent any such right or agreements would survive the effective time of the merger;

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  except as required by applicable law or agreements in effect as of April 7, 2005:

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  adopt, enter into, amend or terminate any employment agreement, change in control agreement, or any employee benefit plan or arrangement;

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  increase the compensation or fringe benefits of any director, officer, employee or consultant, other than annual increases in salaries of persons who are not officers in the ordinary course of business that do not exceed 2%;

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  amend or accelerate the payment, right to payment or vesting of any compensation or benefits;

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  pay any benefit not provided for as of April 7, 2005 under our employee benefit plans;

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  grant any awards under any bonus, compensation or equity compensation plan, except for grants of options to purchase common stock upon customary terms to new hires in the ordinary course of business; or

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  take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit plan;

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  initiate, compromise or settle any material litigation, proceeding, claim or charge;

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  make or rescind any tax election, amend any tax return or permit any insurance policy naming Concord Communications or any of our subsidiaries as a beneficiary or loss-payable payee to be cancelled or terminated, except in the ordinary course of business;

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  take any action or omit to take any action that is reasonably likely to result in any condition to the merger not being satisfied; or

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  authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

        The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, neither Concord Communications nor any of our officers and directors will, and we will use reasonable best efforts to cause our employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

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  initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expect to lead to, any acquisition proposal; or

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  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information for the purpose of encouraging or facilitating, any acquisition proposal, or otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

        An "acquisition proposal" means any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of our equity securities or consolidated total assets.

        However, prior to the adoption of the merger agreement by our stockholders, we may (a) provide information in response to a request therefor by a third party who has made an unsolicited bona fide written acquisition proposal (for the purposes of this paragraph, the reference in the definition of acquisition proposal above to 15% will be replaced by 50%, except in the case the acquisition proposal is an asset sale, in which case "all or substantially all" will be substituted for 15%), so long as (i) the proposal did not result from a breach by us of the no solicitation provisions of the merger agreement, (ii) we have notified Computer Associates regarding the acquisition proposal and provided Computer Associates with the information concerning the acquisition proposal required under the terms of the merger agreement, (iii) the third party enters into a customary confidentiality agreement with us containing terms not less restrictive of the third party than those terms contained in our confidentiality agreement with Computer Associates and (iv) our board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our board's fiduciary obligations under applicable law, and (b) participate in discussions or negotiations with a third party who has made such an acquisition proposal, if and to the extent that:

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  our board determines in good faith, after consultation with outside counsel, that the failure to so act would be inconsistent with its fiduciary obligations under applicable law; and

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  with respect to our participation in such discussions or negotiations, our board determines in good faith, after consultation with outside counsel and our financial advisors, that it is reasonably likely that the acquisition proposal (a) if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and, if consummated, would result in a superior proposal, or (b) is reasonably likely to lead to a superior proposal.

        A "superior proposal" means any acquisition proposal that would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the merger.

        We have agreed to promptly notify Computer Associates of our receipt of any acquisition proposal, request for information in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, and to provide copies of any written request, acquisition proposal or inquiry, together with the material terms of the acquisition proposal or inquiry and the identity of the person making the acquisition proposal or inquiry. We are also required to keep Computer Associates informed of the status of any such acquisition proposal or inquiry. We also agreed to cease all discussions and negotiations regarding any acquisition proposal that existed as of the date of the merger agreement and to request the return or destruction of all confidential information provided to the other bidders.

        We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board will not:

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  withhold, withdraw, qualify or modify (or publicly propose to take any such action), in a manner adverse to Computer Associates, its approval of the merger agreement or its recommendation that stockholders vote to approve the merger agreement (including publicly taking a neutral position or no position with respect to an acquisition proposal, except during the ten-business day period after the first public announcement of such acquisition proposal);

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  cause or permit us to enter into any letter of intent, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an acquisition proposal (other than a confidentiality agreement as discussed above); or

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  approve, recommend or adopt any acquisition proposal (or propose, publicly or otherwise, to take any such action).

        However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw, qualify or modify its recommendation with respect to the merger agreement or approve or recommend any superior proposal made after the date of the merger agreement and not solicited, initiated or knowingly encouraged in breach of the merger agreement if our board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law. We must notify Computer Associates if our board intends to take any of these actions, our board may not take such actions until two business days after Computer Associates has been so notified and our board must take into account any changes to the terms of the merger agreement proposed by Computer Associates in determining whether the acquisition proposal still constitutes a superior proposal.

        Nothing in the merger agreement prohibits us or our representatives from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any required disclosure to our stockholders, if our board determines in good faith, and after consultation with outside counsel, that failure to do so would be inconsistent with its obligations under applicable law.

Stockholders Meeting

        We have agreed to hold as promptly as practicable a meeting of our stockholders to vote on the proposal to approve the merger agreement. Unless the merger agreement has been terminated in accordance with its terms, we are required to hold the meeting regardless of whether our board determines to withhold, withdraw, qualify or modify its recommendation that stockholders approve the merger agreement or our board determines to approve or recommend a superior proposal.

Benefit Arrangements

        Computer Associates has agreed that, for a period of 12 months following the merger, it will use commercially reasonable efforts to provide generally to continuing employees the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those provided to those persons immediately prior to the execution of the merger agreement. Continuing employees are those of our employees who continue as employees of the surviving corporation following the merger. Computer Associates has agreed to give continuing employees full credit for prior service with us for purposes of any waiting period, eligibility, vesting and benefit entitlement under Computer Associates' employee benefits plans and the determination of benefits levels under Computer Associates' employee benefits plans relating to tax qualified pension plans, 401(k) savings plans and welfare benefit plans and policies.

Indemnification and Insurance

        Computer Associates has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify our current and former directors and officers against losses arising out of or pertaining to the fact that those persons were directors or officers of Concord Communications. Computer Associates has also agreed to cause the surviving corporation to maintain in effect, for six years after the merger, the current policies of the directors' and officers' liability insurance maintained by Concord Communications with respect to matters existing or occurring at or prior to the effective time, so long as the aggregate annual premiums therefor would not be in excess of 250% of the annual premiums paid by us in our most recent fiscal year (this amount is referred to below in this section as the maximum premium). If any of our existing insurance policies expires, is terminated or is canceled during such six-year period, or if the premiums therefor exceed the maximum premium, Computer Associates shall cause the surviving corporation to obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the maximum premium, on terms and conditions as favorable as can be obtained in comparison to our existing directors' and officers' liability insurance. For more information, please refer to "The Merger—Interests of Certain Persons in the Merger—Indemnification of Officers and Directors."

Conditions to the Merger

        Our and Computer Associates' obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

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  our stockholders must have approved the merger agreement;

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  the applicable waiting period under the HSR Act must have expired or been terminated; and

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  no court or governmental agency shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

        In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Computer Associates in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of April 7, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on Computer Associates; and

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  each of Computer Associates and Merger Sub must have performed, in all material respects, all obligations required to be performed by it under the merger agreement.

        In addition, the obligation of Computer Associates to effect the merger is subject to the satisfaction or waiver of the following conditions:

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  our representations and warranties in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of April 7, 2005 and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies (other than with respect to our capitalization representation which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect on us;

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  we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

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  there must not be instituted or pending any suit, action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of the merger, or (ii) seeking to prohibit or materially impair Computer Associates' ability to own or operate any of our material businesses and assets, or any of the businesses or assets of Computer Associates (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or seeking to prohibit or limit in any material respect Computer Associates' ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

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  there must not be any order, stay, judgment, injunction, statute, rule or regulation imposing any restraint, prohibition, impairment or limitation described in clause (i) or (ii) of the bullet point above;

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  all governmental and other filings, consents and approvals required of both Computer Associates and us and specified in the merger agreement shall have been made or obtained;

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  all other approvals and consents of applicable governmental and regulatory agencies shall have been obtained or made, other than those failures to obtain, individually or in the aggregate, that would not be reasonably likely (i) to have a material adverse effect on Concord Communications or on Computer Associates (but with materiality measured at the Concord Communications level) or (ii) to provide a reasonable basis to conclude that the companies or any of their affiliates would be subject to the risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or civil sanctions; and

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  there must not have occurred any change, event, circumstance or development since April 7, 2005 that has had, or is reasonably likely to have, a material adverse effect on us.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by our stockholders):

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  by the mutual written consent of us and Computer Associates;

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  by either us or Computer Associates, if:

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  the merger has not been consummated by September 30, 2005 or the approval of our stockholders shall not have been obtained at the special meeting of our stockholders, provided, that this right to terminate is not available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the occurrence of the failure of the merger to be consummated; or

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  any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and nonappealable; or

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  by Computer Associates, if:

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  our board (i) fails to recommend, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates or takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) fails to reconfirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) approves, recommends or adopts an acquisition proposal (or publicly announces an intention to do so), or recommends that our stockholders accept a tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer; or

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  we breach any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 days after written notice of the breach or failure to perform is given to us; or

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  by us, if:

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  our board approves or recommends to our stockholders a superior proposal, provided that prior to any such termination, (i) we inform Computer Associates of our intent to effect such termination and to enter into a binding written agreement concerning a superior proposal, attaching the most current version of such agreement or, to the extent no such agreement is contemplated, a description of all material terms and conditions of such superior proposal, and (ii) Computer Associates does not make within three business days an offer that our board determines in good faith (after consultation with our financial advisor) is at least as favorable from a financial point of view to our stockholders as the superior proposal, and (iii) we pay Computer Associates a termination fee (as detailed below) and reimburse Computer Associates for its expenses; or

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    Computer Associates breaches any representation, warranty, covenant or agreement that would result in the failure of a condition to its obligation to effect the merger being satisfied and which is not cured within 20 days after written notice of the breach or failure to perform is given to Computer Associates.

Termination Fee

        The merger agreement obligates us to pay a termination fee to Computer Associates of $11.5 million, plus reimburse up to $0.5 million of Computer Associates' expenses relating to the transactions contemplated by the merger agreement, if:

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  the merger agreement is terminated by us or Computer Associates because:

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  the merger has not been completed by September 30, 2005, and (i) between the date of the merger agreement and the date of the special meeting of stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the date of such termination, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

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  our stockholders did not approve the merger agreement at the special meeting, and (i) between the date of the merger agreement and the date of the special meeting of the stockholders an acquisition proposal was made or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to the seventh business day prior to the date of the special meeting, and (ii) within 12 months after the termination of the merger agreement we enter into a definitive agreement to consummate, or consummate, or shall have approved or recommended to our stockholders or otherwise not opposed, any acquisition proposal; or

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  the merger agreement is terminated by us because:

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  the meeting of our stockholders has been duly convened and our stockholders have not approved the merger agreement, and, prior to the date of the meeting, our board (i) shall have failed to recommend that our stockholders approve the merger agreement, or shall have withheld, withdrawn, qualified or modified its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates or shall have taken a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, (ii) shall have failed to reaffirm its recommendation as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so, (iii) shall have approved, recommended or adopted an acquisition proposal (or publicly announced its intention to do so), (iv) shall have recommended that our stockholders accept a publicly-disclosed tender offer or exchange offer for our common stock, or (v) within ten business days after commencement of a tender offer or exchange offer, shall have failed to recommend against acceptance of the offer; or

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  our board has approved or recommended to our stockholders a superior proposal, and such action was done in compliance with the provisions of the merger agreement described in "The Merger Agreement—No Solicitation"; or

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  the merger agreement is terminated by Computer Associates because:

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  our board fails to recommend that our stockholders approve the merger agreement, or withholds, withdraws, qualifies or modifies its recommendation that our stockholders approve the merger agreement in a manner adverse to Computer Associates;

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  our board takes a neutral position or no position with respect to an acquisition proposal beyond the time permitted under the merger agreement, or fails to reaffirm its recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days) after Computer Associates requests it to do so; or

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  our board approves, recommends or adopts an acquisition proposal (or publicly announces its intention to do so);

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  our board recommends that our stockholders accept a publicly disclosed tender offer or exchange offer for our common stock or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend against acceptance of the offer.

Amendment

        At any time prior to the effective time, the merger agreement may be amended, modified or supplemented in writing by the parties, by action of the board of directors of each of the respective parties.

APPRAISAL RIGHTS

        The Massachusetts legislature adopted a new Massachusetts Business Corporation Act (the "MBCA") in July 2004, which repealed and replaced the Massachusetts Business Corporation Law, including the provisions related to appraisal rights.

        General.    Section 13.02(a) of the MBCA provides generally that stockholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. Although an exemption set forth in Section 13.02(a)(1) of the MBCA provides that stockholders are not entitled to appraisal rights in transactions similar to the merger where cash is the sole consideration received by the stockholders, we believe that certain persons or entities may have a direct or indirect material financial interest in the Merger, as described in the section entitled "The Merger—Interests of Certain Persons in the Merger" on page 31, which renders this exemption inapplicable with respect to the merger. Accordingly, Concord Communications believes its stockholders are entitled to appraisal rights under Massachusetts law.

        Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex C to this Proxy Statement. Failure to strictly comply with the procedures specified in Part 13 of the MBCA will result in the loss of appraisal rights.

        Notice of Intent and Demand for Payment.    Any holder of our common stock wishing to exercise the right to demand appraisal under Part 13 of the MBCA must satisfy each of the following conditions:

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  Before the vote to approve the merger agreement is taken, a stockholder electing to exercise his or her appraisal rights must deliver to us written notice of such stockholder's intent to demand payment for his or her shares if the merger is completed. The written notice should be delivered to Douglas Batt, Secretary, Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752. We recommend you send your notice by registered or certified mail, return receipt requested; and

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  A stockholder electing to exercise his or her appraisal rights must NOT vote in favor of the proposal to approve the merger agreement. If a stockholder returns a signed proxy but does not specify a vote against the proposal to approve the merger agreement or a direction to abstain, the proxy will be voted FOR the merger agreement, which will have the effect of waiving that stockholder's appraisal rights.

        Generally, a stockholder may assert appraisal rights only if the stockholder seeks them with respect to all of the holder's shares of common stock. Stockholders of record for more than one beneficial stockholder may assert appraisal rights with respect to fewer than all the shares registered in such stockholder's name as holder of record, provided that such stockholder notifies us in writing of the name and address of each beneficial stockholder on whose behalf such stockholder is asserting appraisal rights. For a beneficial stockholder to assert appraisal rights, such beneficial stockholder must submit to us such record stockholder's written consent to the assertion of such rights not fewer than 40 nor more than 60 days after we send out written notice to the stockholder of appraisal rights, as described below. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Appraisal Notice and Form.    If the merger agreement is approved, within 10 days after the effective date of the merger, we will deliver a written appraisal notice and a form containing certain information to all stockholders who have properly demanded appraisal rights. The appraisal notice will include a copy of Part 13 of the MBCA and a form that specifies the date of the first announcement to stockholders of the principal terms of the merger. The form will require the stockholder asserting appraisal rights to certify (i) whether or not beneficial ownership of the shares for which appraisal rights are asserted were acquired before the date of the first announcement of the proposed merger and (ii) that the stockholder did not vote for proposal to approve the merger agreement. The form provided with the appraisal notice will state:

  •
  where the form must be returned, where certificates for shares must be deposited, and the date by which such certificates must be deposited;

  •
  the date on which the form is due, which will not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent, and notice that the stockholder shall have waived the right to demand appraisal with respect to such shares unless the form is received by the specified date;

  •
  our estimate of the fair value of the shares;

  •
  that, if requested in writing, we will provide within 10 days after the date on which all forms are due, the number of stockholders who have returned the forms and the total number of shares owned by such stockholders; and

  •
  the date by which the stockholder may withdraw his or her notice of intent to demand appraisal rights, which date will be within 20 days after the date on which all forms are due.

        Perfection of Rights.    A stockholder who wishes to exercise appraisal rights shall execute and return the form provided, with all certifications completed, and deposit such stockholder's share certificates in accordance with the terms of the notice. Once a stockholder deposits his or her share certificates, such stockholder loses all rights as a stockholder unless the stockholder withdraws his or her election in accordance with the withdrawal procedures, which are summarized below. If a stockholder fails to make the certification on the form that such stockholder acquired the shares before the date of the first announcement of the proposed merger, we may elect to treat those shares as "after-acquired shares," as described below.

        Withdrawal of Appraisal Rights.    A stockholder who has otherwise properly perfected his or her appraisal rights may decline to exercise his or her appraisal rights and withdraw from the appraisal process by notifying us in writing within 20 days after the date on which all forms were due. If the stockholder fails to withdraw from the appraisal process before the expiration of the withdrawal period, such stockholder may not thereafter withdraw without our written consent.

        Payment.    Within 30 days after the date on which the form described above is due, we will pay in cash to each stockholder who has properly perfected his or her appraisal rights the amount we estimate to be the fair value of their shares, plus interest but subject to any applicable withholding taxes. The payment to each stockholder will be accompanied by:

  •
  our financial statements;

  •
  a statement of our estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice; and

  •
  a statement that stockholders may demand further payment if the stockholder is dissatisfied with the payment or offer in accordance with the procedures set forth in Section 13.26 of the MBCA (as described below).

        Notwithstanding the foregoing, in the event that the stockholder is demanding payment for "after-acquired shares," we may elect to withhold payment from such stockholder. If we elect to withhold payment, we must, within 30 days after the date on which the form described above is due, notify all stockholders who have "after-acquired shares":

  •
  of the information in our financial statements;

  •
  of our estimate of the fair value of the shares, which estimate will equal or exceed the estimate given with the appraisal notice;

  •
  that the stockholders may accept the estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under Section 13.26 of the MBCA (described below);

  •
  that those stockholders who wish to accept our offer shall notify us of their acceptance within 30 days after receiving such offer; and

  •
  that those stockholders who do not satisfy the requirements for demanding appraisal under Section 13.26 shall be deemed to have accepted our offer.

        Within 10 days after receiving the stockholder's acceptance of this offer, we will pay in cash the amount offered to each stockholder who agreed to accept our offer for his or her "after-acquired shares." Within 40 days after sending the notice to holders of "after-acquired shares", we must pay in cash the amount offered to each stockholder who does not satisfy the requirements for demanding appraisal under Section 13.26.

        Procedure if Stockholder is Dissatisfied with Payment or Offer.    Pursuant to Section 13.26, within 30 days after receipt of payment for a stockholder's shares, a stockholder who is dissatisfied with the amount of the payment to be received shall notify us in writing of that stockholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment previously paid. In addition, within 30 days after receiving our offer to pay for a stockholder's "after-acquired shares", a stockholder holding "after-acquired shares" who was offered payment (as described above) and who is dissatisfied with that offer shall reject the offer and demand payment of the stockholder's stated estimate of the fair value of the shares plus interest. A stockholder's failure to notify us within such 30 day period waives the right to demand payment and shall be entitled only to the payment made or offered as described above.

        Court Proceedings.    If a stockholder makes a proper and timely demand for payment that remains unsettled, we will commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the 60-day period, we will pay in cash to each stockholder the amount the stockholder demanded, plus interest.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to strictly comply with all of the procedures set forth in Part 13 of the MBCA may result in the loss of a stockholder's statutory appraisal rights.

MARKET PRICE AND DIVIDEND DATA

        Our common stock is traded on The NASDAQ National Market under the symbol "CCRD." The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market.

	Concord Communications Common Stock
Period
	High		Low
Year ended December 31, 2003
First Quarter		$11.50		$6.60
Second Quarter		$15.38		$8.58
Third Quarter		$16.95		$11.67
Fourth Quarter		$23.12		$13.18
Year ended December 31, 2004
First Quarter		$21.02		$13.06
Second Quarter		$15.65		$10.33
Third Quarter		$11.45		$7.87
Fourth Quarter		$11.22		$7.76
Year ended December 31, 2005
First Quarter		$11.65		$9.16
Second Quarter through , 2005	$		$

        The following table sets forth the closing sales prices per share of Concord Communications common stock, as reported on The NASDAQ National Market on April 6, 2005, the last full trading day before the public announcement of the proposed merger, and on                  , 2005, the latest practicable date before the printing of this proxy statement:

April 6, 2005		$9.94
, 2005	$

        If the merger is consummated, our common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be cancelled and converted into the right to receive $17.00 in cash, without interest, except as discussed in "Appraisal Rights".

        We have never paid dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth the beneficial ownership of shares of our common stock as of April 16, 2005, by (1) each person or entity known by us to beneficially own more than five percent of the shares of our common stock, (2) each director and named executive officer individually and (3) all our current directors and executive officers as a group. Unless otherwise indicated all shares of our common stock are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

Name and Address	Amount and Nature of Ownership		Percent of Class
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, MD 21202	2,827,250	(1)	15.44%
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,571,128	(2)	13.73%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,688,500	(3)	9.2%
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017-5439	1,606,200	(4)	8.8%
Firsthand Capital management, Inc., Firsthand Funds, and Kevin M. Landis 125 South Market Street, Suite 1200 San Jose, CA 95113	1,089,300	(5)	5.95%
John A. Blaeser(6)	591,544	(7)(8)	3.13%
Douglas A. Batt(6)	53,937	(7)(8)	*
Melissa H. Cruz(6)	98,124	(7)(8)	*
Ferdinand R. Engel(6)	222,070	(7)(8)	1.19%
Michael Fabiaschi(6)	0	(7)(8)
Dayton Semerjian(6)	45,512	(7)(8)	*
Ted D. Williams(6)	0	(7)(8)
Frederick W.W. Bolander(6)	76,986	(7)(8)	*
Richard M. Burnes, Jr.(6)	112,250	(7)(8)	*
Jack M. Cooper(6)	53,125	(7)(8)	*
Robert E. Donohue(6)	0	(7)(8)	*
Robert M. Wadsworth(6)	81,350	(7)(8)	*
All executive officers and directors as a group (12 people)(9)	1,334,898		6.87%

*
less than 1%

(1)
According to a Schedule 13G filed on February 9, 2005, Brown Capital Management, Inc. has sole voting power with respect to 1,366,350 shares of Common Stock and sole power to dispose of 2,827,250 shares of Common Stock.

(2)
According to a Schedule 13G filed on February 14, 2005, FMR Corp. does not have sole voting power with respect to any shares of Common Stock and has sole power to dispose of 2,571,128 shares of Common Stock.

(3)
According to a Schedule 13G filed on February 16, 2005, T. Rowe Price Associates, Inc. has sole voting power with respect to 178,400 shares of Common Stock and sole power to dispose of 1,688,500 shares of Common Stock. These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)
According to a Schedule 13G filed on February 14, 2005, Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 1,120,900 shares of Common Stock and sole power to dispose of 1,606,200 shares of Common Stock.

(5)
According to a Schedule 13G filed on January 26,2005, Firsthand Capital Management, Inc., Firsthand Funds, and Kevin M. Landis have sole voting power with respect to 1,089,300 shares of Common Stock and sole power to dispose of 1,089,300 shares of Common Stock.

(6)
The address for each named person is c/o Concord Communications, Inc., 600 Nickerson Road, Marlboro, MA 01752.

(7)
All named persons possess sole voting and sole dispositive power with respect to the shares, except for Mr. Bolander, who has disclaimed beneficial ownership of 200 shares of Common Stock, which shares are beneficially owned by his wife.

(8)
Includes shares of Common Stock which have not been issued, but which are subject to options that either are presently exercisable or will become exercisable within 60 days of April 16, 2005, as follows: Mr. Blaeser, 426,249 shares; Mr. Batt, 53,937 shares; Ms. Cruz, 98,124 shares; Mr. Engel, 178,750 shares; Mr. Fabiaschi, 0 shares; Mr. Semerjian, 45,512 shares; Mr. Williams, 0 shares; Mr. Bolander, 33,750 shares; Mr. Burnes, 41,250 shares; Mr. Cooper, 18,125 shares; Mr. Donohue, 0 shares; Mr. Wadsworth, 33,750 shares; and Mr. Williams, 0 shares.

(9)
The group is composed of directors and executive officers of the Company as of April 16, 2005. The total includes 929,447 shares of common stock that the directors and executive officers as a group have the right to acquire, either presently or within 60 days of the record date, by exercise of stock options granted under the Company's stock plans and 70,000 restricted shares of common stock issued to Mr. Fabiaschi, Executive Vice President and General Manager, SPECTRUM Business Unit, which vest over four years from the date of grant with 25% of the grant vesting each year on the anniversary of the grant date.

DESCRIPTION OF CONCORD COMMUNICATIONS, INC.

        Concord Communications, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, is a global provider of Business Service Management (BSM) software that reduces IT downtime, improves capacity planning, and optimizes service level management—thereby enabling customers to increase revenue and productivity. Built on more than 1,000 technology patents, Concord Communications' family of world-class solutions addresses the needs of enterprise customers across 17 vertical markets, managed service providers, and both wireless and wireline telecommunications carriers. These solutions enable organizations of all sizes to map IT services to business needs, measure the actual end-user experience, and manage voice or data applications, systems and networks. More than 7,500 customers worldwide use Concord Communications' software, including 23 of the world's largest banks, and 11 of the world's 20 largest insurance companies. Our common stock is quoted on The NASDAQ National Market under the symbol "CCRD."

DESCRIPTION OF COMPUTER ASSOCIATES INTERNATIONAL, INC.

        Computer Associates International, Inc., a corporation organized under the laws of the State of Delaware, is one of the world's largest providers of management software. Founded in 1976, Computer Associates designs, markets and licenses computer software products that allow businesses to efficiently run, manage, and automate critical aspects of their IT operations. Computer Associates operates in more than 100 countries, has a large and broad base of customers and estimates that 95% of the Fortune 500® companies currently use its products. Computer Associates' common stock is listed on the New York Stock Exchange under the symbol "CA."

DESCRIPTION OF MINUTEMAN ACQUISITION CORP.

        Minuteman Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of Computer Associates. Minuteman Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Minuteman Acquisition Corp.

FUTURE STOCKHOLDER PROPOSALS

        Our 2005 Annual Meeting of Stockholders, originally scheduled for May 4, 2005, has been postponed to a date yet to be determined. The 2005 Annual Meeting of Stockholders will only be held if the merger is not completed. Proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders were due by November 30, 2004, for inclusion in our proxy statement and proxy for that meeting.

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not consummated, proposals of stockholders intended for inclusion in the Company's proxy materials to be furnished to all stockholders entitled to vote at the 2006 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than such date as the Company shall publish in an upcoming quarterly report on Form 10-Q. Proposals of stockholders received after such date will be considered untimely.

        Under the Company's By-Laws, stockholders who wish to make a proposal at the 2006 Annual Meeting of Stockholders, other than one that will be included in the Company's proxy materials, must send notice in written form to the Secretary (whose name appears on the cover of this proxy statement) at the Company's principal executive offices. To be considered timely, the notice must be delivered to, or mailed to and received at, the principal executive offices not less than 60 days nor more than 90 days prior to the date of the 2006 Annual Meeting of Stockholders. If a stockholder who wishes to present a proposal fails to notify the Company by these deadlines, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company's By-Laws, the proposal is brought before the meeting, then under the SEC's proxy rules the proxies solicited by management with respect to the 2006 Annual Meeting of Stockholders will confer discretionary voting authority with respect to the stockholder's proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit their proposals by Certified Mail—Return Receipt Requested.

HOUSEHOLDING OF PROXY STATEMENT

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752 Attention: Secretary, (508) 460-4646. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Concord Communications and Computer Associates files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        The filings of Concord Communications and Computer Associates with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group, our proxy solicitor, toll-free at (800) 361-1722.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

COMPUTER ASSOCIATES INTERNATIONAL, INC.,

MINUTEMAN ACQUISITION CORP.

and

CONCORD COMMUNICATIONS, INC.

Dated as of April 7, 2005

A-i

A-ii

DEFINED TERMS

Term	Section
Acquisition Proposal	7.2(a)
Acquisition Proposal Assessment Period	7.2(d)(i)
Adverse Recommendation Notice	7.2(d)
Affiliate	5.6(c)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(d)(ii)
Antitrust Laws	7.6(b)
Burdensome Condition	8.2(c)
Business Day	4.2(h)
By-Laws	2.2
Certificate	4.2(b)
Change of Recommendation	7.2(d)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company Employees	7.10
Company ERISA Plans	5.9(b)
Company Labor Agreements	5.13
Company Leases	5.16(b)
Company Material Adverse Effect	5.1
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Products	5.15(i)
Company SEC Reports	5.6(a)
Company Standard Form Contract	5.5(e)
Company Stock Options	4.3
Company Stock Plans	5.2(a)
Company U.S. Benefit Plans	5.9(b)

A-iii

Company Voting Proposal	5.3(a)
Confidentiality Agreement	10.7
Consent Agreements	5.4(b)
Constituent Corporations	Preamble
Contracts	5.4(b)
Conversion Ratio	4.3
Convertible Senior Notes	5.2(a)
Copyrights	5.15(r)
Costs	7.13(a)
Dissenting Shares	4.6
Effective Time	1.3
Environmental Law	5.11
ERISA	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	9.5(b)
GAAP	5.6(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.11
HSR Act	5.2(b)
Indemnified Parties	7.13(a)
Intellectual Property	5.15(r)
IRS	5.9(b)
Laws	5.10
Liens	6.2(b)
Limited License	5.15(p)
Major Customer Contract	5.5(a)(xi)
Major Customer	5.5(a)(xi)
Massachusetts Articles of Merger	1.3
Maximum Premium	7.13(c)
MBCA	1.1
Merger	Recitals
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(b)
Order	8.1(c)
Owned Intellectual Property	5.15(r)
Parent	Preamble
Parent Approvals	6.2(c)
Parent Common Stock	4.3
Parent Disclosure Schedule	Article VI
Parent Material Adverse Effect	6.1
Parent Stock Options	4.3
Patents	5.15(r)
Person	4.2(b)
Pre-Closing Period	7.2(d)
Preferred Shares	5.2(a)
Proxy Statement	5.6(c)
Purchase Plans	4.4

A-iv

Representatives	7.2(a)
Restricted Stock	4.7
SEC	5.6(a)
Software	5.15(r)
Specified Time	7.2(a)
Stock Restriction Agreements	4.7
Subsidiary	5.1
Superior Proposal	7.2(a)
Surviving Corporation	1.1
Takeover Statute	5.17
Tax	5.12
Taxable	5.12
Taxes	5.12
Tax Return	5.12
Termination Date	9.2(a)
Termination Fee	9.5(b)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
To the Knowledge of the Company	10.15
Trademarks	5.15(r)
Voting Debt	5.2(a)
Waiting Period	9.3(a)

A-v

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 7, 2005, among Concord Communications, Inc., a Massachusetts corporation (the "Company"), Computer Associates International, Inc., a Delaware corporation ("Parent"), and Minuteman Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

RECITALS

        WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the surviving entity (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

        1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Massachusetts Business Corporation Act, as amended (the "MBCA").

        1.2    Closing.     Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (New York City time) on the first business day (the "Closing Date") following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

        1.3    Effective Time.     As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "Massachusetts Articles of Merger") to be executed and delivered to the Secretary of the Commonwealth of the Commonwealth of Massachusetts as provided in Section 11.06 of the MBCA. The Merger shall become effective at the time when the Massachusetts Articles of Merger have been filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts or at such later time as may be agreed by the parties and specified in the Massachusetts Articles of Merger (the "Effective Time").

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

        2.1    The Certificate of Incorporation.     At the Effective Time, the articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the "Charter"), until thereafter amended as provided therein or by applicable Law; provided, however, that at the Effective Time, Article I of the articles of organization of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Concord Communications, Inc.". After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $.01 per share.

        2.2    The By-Laws.     At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time(the "By-Laws"), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors of the Surviving Corporation

        3.1    Directors.     The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

        3.2    Officers.     The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Conversion of Securities

        4.1    Conversion of Capital Stock.     As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

          (c)    Merger Consideration for Company Common Stock.    Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $17.00 in cash per share, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of

  Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right (other than in respect of Dissenting Shares) to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest.

          (d)    Adjustments to Prevent Dilution.    In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

        4.2    Exchange of Certificates.     The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

          (a)    Exchange Agent.    At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the "Exchange Fund"). The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) shall be promptly returned to Parent.

          (b)    Exchange Procedures.    Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Certificate") (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2. For purposes of this Agreement, the term

  "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c)    No Further Ownership Rights in Company Common Stock.    All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent payment of its claim for Merger Consideration, without interest.

          (e)    No Liability.    To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f)    Withholding Rights.    Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

          (h)   As used in this Agreement, the term "Business Day" means any day that is not a Saturday, Sunday or a day on which the banks in either the State of New York or the Commonwealth of Massachusetts are permitted or required by Law to close.

        4.3    Company Options.     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock ("Company Stock Options"), each Company Stock Option, whether vested or unvested, and all Company Stock Plans (as hereinafter defined) themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by Parent and each Company Stock Option shall become an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of common stock, $0.10 par value per share, of Parent ("Parent Common Stock;" such options, "Parent Stock Options") determined as follows: (i) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option (other than as set forth in any agreement in effect as of the date of this Agreement). The "Conversion Ratio" shall be equal to the fraction having a numerator equal to $17.00 and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on The New York Stock Exchange for each of the five (5) consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate; provided, however, that with respect to any Company Stock Option which is an "incentive stock option", within the meaning of Section 422 of the Code, the adjustments provided in this Section shall, if applicable, be modified in a manner so that the adjustments are consistent with the requirements of Section 424(a) of the Code.

        (b)   Prior to the Effective Time, the Company shall take any actions that are necessary to accomplish the provisions of Section 4.3(a).

        (c)   Within fifteen (15) Business Days following the Effective Time, Parent shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 4.3.

        (d)   Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. Within five (5) Business Days following the Effective Time, Parent shall have filed a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        4.4    Employee Stock Purchase Plans.     Prior to the Effective Time, the Company shall terminate its 2001 Non-Executive Employee Stock Purchase Plan and 2004 Non-Executive Employee Stock Purchase Plan (collectively, the "Purchase Plans") in accordance with their respective terms. The Company shall amend each of the Purchase Plans as appropriate to avoid the commencement of any new offering of options thereunder at or after the date of this Agreement and prior to the earlier of the termination of this Agreement or the Effective Time.

        4.5    Actions by the Company.     Subject to Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company is a party which would entitle any person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in this Section) in respect of such options, rights, awards or arrangements.

        4.6    Dissenting Shares.     Each outstanding share of Company Common Stock the holder of which has perfected his, her or its right to dissent from the Merger under the MBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into, or represent a right to receive, the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the MBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 4.1 hereof. The Company shall give Parent prompt notice upon receipt by the Company of any written demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demands unless Parent shall have given its prior written consent to such payment or settlement offer.

        4.7    Restricted Stock.     All outstanding shares of Company Common Stock that are issued pursuant to the Company Stock Plans and that are subject to vesting and forfeiture provisions set forth in restricted stock grant or similar agreements with the Company (such shares of Company Common Stock being "Restricted Shares", and such restricted stock grant or similar agreements being "Stock Restriction Agreements") shall remain subject to the terms and conditions of the applicable Stock Restriction Agreements without modification notwithstanding the Merger, except as modified by the terms and conditions of the Management Change in Control Agreement or Amended and Restated Management Change in Control Agreement to which the holder of Restricted Shares is a party. From and after the Effective Time, as the vesting and forfeiture restrictions set forth in any Stock Restriction Agreement expire or lapse, the holder of the applicable Restricted Shares shall be entitled to exchange such shares for the Merger Consideration pursuant to the Merger as set forth in Article IV hereof.

ARTICLE V

Representations and Warranties of the Company

        The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in any Company SEC Report (as hereinafter defined) filed prior to the date hereof or in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

        5.1    Organization, Good Standing and Qualification.     Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' articles of organization and by-laws (or equivalent governing instruments), each as amended to the date hereof. The Company's and its Subsidiaries' (or equivalent governing instruments) and by-laws so delivered are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Company Board and each committee of the Board of Directors of the Company (the "Company Board") and each of its Subsidiaries held between January 1, 2002 and March 31, 2005. Section 5.1 of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

        As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect:

          (a)   changes that are the result of general economic or business conditions in the United States or Europe or acts of war or terrorism;

          (b)   changes that are the result of factors generally affecting the industries or markets in which the Company operates;

          (c)   any adverse change, effect or circumstance proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

          (d)   changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date hereof;

          (e)   any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

          (f)    a decline in the price of the Company Common Stock on The Nasdaq National Market; provided, that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (a), (b) and (d), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

        5.2    Capital Structure.

        (a)   As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on April 5, 2005, 18,500,527 shares of Company Common Stock and no Preferred Shares were issued and outstanding. The Company has no shares of Company Common Stock or Preferred Shares reserved for issuance, except that, at the close of business on April 5, 2005: (i) 9,560,777 shares of Company

Common Stock were reserved for issuance by the Company pursuant to options to purchase shares of Company Common Stock (a "Company Stock Option") granted under the following plans:

Plan	Shares Reserved
2000 Non-Executive Employee Equity Incentive Plan	2,000,000
1997 Stock Plan	3,250,000
1997 Non-Employee Director Stock Option Plan	330,000
1995 Stock Option Plan	2,695,236
2001 Non-Executive Employee Stock Purchase Plan	500,000
2004 Non-Executive Employee Stock Purchase Plan	500,000
FS 97 Stock Plan	280,990
FS 96 Stock Plan	4,551

(collectively, the "Company Stock Plans"), (ii) 1,815,807 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Options not yet granted under the Company Stock Plans, (iii) 3,209,776 shares of Company Common Stock were subject to issuance pursuant to the Company's 3.0% Convertible Senior Notes due 2023 (the "Convertible Senior Notes") and (iv) no shares of Company Common Stock were held by the Company in its treasury. Section 5.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, by the consummation of the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. The Company is listed on the Nasdaq National Market. Except for the issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding on April 5, 2005, from and after the close of business on April 5, 2005 through and including the date of this Agreement, the Company has not (i) issued any shares of Company Common Stock, Company Stock Options, other stock awards or other capital stock or equity securities of the Company or (ii) changed the authorized share capital of the Company. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Liens. Except as set forth above in this Section 5.2 or as contemplated by the indenture dated as of December 8, 2003 by and between the Company and Wilmington Trust Company, as Trustee, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, "Voting Debt"), except, solely in the case of clause (ii), for the Convertible Senior Notes.

        (b)   Section 5.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of the Company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act").

        (c)   Other than the registration rights agreement entered into in connection with the Convertible Senior Notes, there are no registration rights, and, as of the date of this Agreement, there is no rights agreement, "poison pill" anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

        5.3    Corporate Authority; Approval and Fairness.     (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Voting Proposal"), and to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

        (a)   The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the MBCA and (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement. The Company Board has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, to such holders, a copy of which opinion has been delivered to Parent.

        5.4    Governmental Filings; No Violations; Certain Contracts, Etc.     (a) Other than (A) the filings, approvals and/or notices pursuant to Section 1.3, (B) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, (C) filings, approvals and/or notices required to be made with or obtained from The Nasdaq National Market, (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (A) through (E) above, collectively, the "Company Approvals"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity ("Governmental

Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

        (b)   The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of organization or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all consents or waivers required to be obtained under the agreements referred to in Section 5.5(a)(i) or agreements for Third Party Embedded Software (other than software subject to open source or similar type license agreements).

        (c)   Section 5.4(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material claims held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code, together with a complete and accurate list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        5.5    Contracts.

        (a)   For purposes of this Agreement, "Company Material Contract" shall mean:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

           (ii)  any employment, service or consulting Contract or arrangement with any current or former executive officer or other employee of the Company or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company or any of its Subsidiaries;

          (iii)  (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Major Customer Contract (as defined) granting "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or (C) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Intellectual Property rights of the Company or any of its Subsidiaries;

          (iv)  any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

           (v)  any Contract which provides access to source code to any third party for all or any portion of any Company Product or Owned Intellectual Property in any circumstance other than an event of bankruptcy, liquidation, assignment for the benefit of creditors or similar event;

          (vi)  any Contract to license or otherwise authorize any third party to manufacture, reproduce, develop or modify any portion of the Company's products, services or technology or any Contract to sell or distribute any of the Company's products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business;

         (vii)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

        (viii)  any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee's or independent contractor's employment with the Company, or (B) settlement agreements for cash only (which has been paid) that do not exceed $150,000 as to such settlement;

          (ix)  any Contract not described in clause (iii) above under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to customers, distributors and other resellers in the ordinary course of business;

           (x)  any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $10,000;

          (xi)  any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2004 in excess of $414,500 (each such customer, a "Major Customer," and each Contract referenced in this Section 5.5(a)(xi), a "Major Customer Contract");

         (xii)  any Contract which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days' notice; or

        (xiii)  any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $250,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.

        (b)   Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information).

        (c)   All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

        (d)   During the last twelve (12) months, to the Knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers. The cumulative revenue recognized by the Company and its Subsidiaries from the Major Customer Contracts during the twelve-month period ended December 31, 2004 represented more than 50% of the Company's total revenue for such period.

        (e)   The Company has made available to Buyer a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, partnership, maintenance and reseller standard form Contracts) in connection with their respective businesses (each, a "Company Standard Form Contract").

        (f)    Section 5.5(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries during the twelve months preceding the date of this Agreement). Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days' or less notice.

        5.6    SEC Filings; Financial Statements; Information Provided.

        (a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

        (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed (or to be filed) (i) complied (or will comply) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were (or will be) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or to be contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented (or will fairly present) the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented (or will fairly present) the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

        (c)   The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the "Proxy Statement") in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. As used in this Agreement with respect to any party, the term "Affiliate" means any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

        (d)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1,

2003. Since January 1, 2003, no former or current employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiaries that the Company or any such Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

        (e)   The Company is in compliance with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations.

        (f)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.

        5.7    Absence of Certain Changes.     Since December 31, 2004, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date); (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance or (iii) any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement had such action or event occurred after the date of this Agreement.

        5.8    Litigation and Liabilities.     There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or (iii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which to the Knowledge of the Company could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        5.9    Employee Benefits.     (a) All benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, which are "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company or any of its Subsidiaries, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the "Company Benefit Plans"), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as "Company Non-U.S. Benefit Plans"), are listed on Section 5.10(a)-1 of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 5.10(a)-1 of the Company Disclosure Schedule and, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent. Section 5.10(a)-2 of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been provided to Parent. Section 5.10(a)-3 of the Company Disclosure Schedule sets forth a complete and accurate list of all amounts payable or that could become payable under the Apprisma Management Technologies, Inc. 2003 Equity Participation and Retention Plan, together with the name of the recipients of such payments, the earliest date payment is due or may become due and the amount of each such payment.

        (b)   All Company Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan") and Company Non-U.S. Benefit Plans (collectively, "Company U.S. Benefit Plans"), are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the "Company ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Company Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

        (c)   None of the Company Pension Plans is (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company nor any of its Subsidiaries have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).

        (d)   All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof.

        (e)   As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. By its terms, the Company or its Subsidiaries may amend or terminate any such Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

        (f)    There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Except pursuant to retention or other agreements set forth on Schedule 5.10(a)-2, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

        (g)   All Company Non-U.S. Benefit Plans are in substantial compliance with applicable local Law. All Company Non-U.S. Benefit Plans are listed on Section 5.10(h) of the Company Disclosure Schedule. The Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to Company Non-U.S. Benefit Plans that has resulted in, or is reasonably likely to result in, a material expense in respect of the Company or any of its Subsidiaries.

        5.10    Compliance with Laws; Permits.     The businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably likely to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective directors or officers. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a "Company Permit") except those the absence of which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

        5.11    Environmental Matters.     Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

        As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

        As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

        5.12    Taxes.     The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2003, 2002 and 2001. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date hereof. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent. None of the

Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a "reportable transaction" for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a "listed transaction" for purposes of § 1.6011-4(b)(2)). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. None of the Company or any of its Subsidiaries has participated in a "tax amnesty" or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.

        As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        5.13    Labor Matters.     Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has previously made available to Parent complete and accurate copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the "Company Labor Agreements"). Section 5.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all workers' councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such workers' council. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements or require the Company or any of its Subsidiaries to consult with any workers' council (or similar body).

        5.14    Insurance.     The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Since January 1, 2002, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

        5.15    Intellectual Property.

        (a)   Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a correct and complete list of all Patents, Trademarks, domain name registrations, and Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

        (b)   All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications. No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any Patent. There are no potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.

        (c)   Section 5.15(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs having an acquisition price of less than $5,000 per unit) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the type or nature of the Software provided thereunder (e.g. products, tools, utilities, modules, libraries, etc.) (the "Third Party Software Licenses"). Section 5.15(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is contained or embedded in, or otherwise used in connection with, any Company Products ("Third Party Embedded Software").

        (d)   Except for the Third Party Software Licenses, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby (the "Third Party IP Licenses" and, together with the Third Party Software Licenses, the "Third Party Licenses").

        (e)   Section 5.15(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are due and owing by the Company or any of its Subsidiaries.

        (f)    The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in or necessary for the Company's business as currently conducted. The Company and its Subsidiaries exclusively own, free and clear of all Encumbrances, all Owned Intellectual Property, and have valid, enforceable and transferable rights to use all of the Intellectual Property covered by the Third Party Licenses. The Company and its Subsidiaries have taken all necessary steps to protect the Owned Intellectual Property, including all necessary steps to protect the Owned Intellectual Property from infringement. No Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property.

        (g)   To the Knowledge of the Company, the conduct of the Company's business as currently conducted and as it is intended to be conducted does not infringe upon any Intellectual Property rights of any Person. Neither the Company nor any of the its Subsidiaries has been notified by any third party of any allegation that the conduct of the Company's business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or any of the Company's Subsidiaries that (i) any of such Person's Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries requires a license to any of such Person's Intellectual Property rights. Further, neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person's Intellectual Property rights.

        (h)   To the Knowledge of the Company, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Section 5.15(h) of the Company Disclosure Schedule, no such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

        (i)    Section 5.15(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or resellers (such Software, the "Company Products"). Each of the Company Products was either developed by (i) employees of the Company and its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written agreements.

        (j)    All Trademarks of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company's business have been in continuous use by the Company or a Subsidiary of the Company. There has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks, the Company has taken all necessary steps to protect the Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

        (k)   The Company and its Subsidiaries have taken all necessary steps to obtain and preserve the Patents which are used in any way in connection with the conduct of the Company's business, including the payment of annuities or maintenance fees and the filing of all required documents.

        (l)    The Copyrights which are used in any way in connection with the conduct of the Company's business relate to works of authorship (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees. The works covered by such Copyrights were not copies of nor derived from any work for which the Company or any of its Subsidiaries does not own the Copyrights, and no other Person has any claim to authorship or ownership of any part thereof.

        (m)  The Company and its Subsidiaries have taken all necessary steps to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company's business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company's standard forms thereof (complete and current copies of which have been delivered or made available). Prior to Closing, the Company shall secure an assignment from each employee of the Company and its Subsidiaries of any and all rights in Intellectual Property which that employee may have and which is used or may be used in connection with or otherwise related to the conduct of the Company's business as it is currently conducted or as it is intended to be conducted. Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company's business.

        (n)   The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Encumbrances and is in full force and effect. The Company has paid all fees required to maintain each registration. None of the Company's registrations or uses of the domain names has been disturbed or placed "on hold" and neither the Company nor any of the Company's Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

        (o)   All Software, whether owned by the Company or any of its Subsidiaries or licensed from any other Person, is free from any significant defect or programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation, conforms to the specifications thereof. With respect to Software owned by the Company and its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.

        (p)   Except as set forth in Section 5.15(p) of the Company Disclosure Schedule, none of the Company Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Products, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a "Limited License"). By way of clarification, but not limitation, the term "Limited License" shall include: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). None of the Company Products incorporate, or are distributed with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

        (q)   No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

        (r)   As used in this Agreement, the term (i) "Copyrights" means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (ii) "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (l) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the Intellectual Property rights hereinabove set out, (iii) "Owned Intellectual Property" means all Intellectual Property in and to which the Company has, or has a right to hold, right, title and interest, (iv) "Patents" means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (v) "Software" means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software, used or held for use in any way in connection with the conduct of the Company's business and (vi) "Trademarks" means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

        5.16    Owned and Leased Properties.

        (a)   The Company owns no real property.

        (b)   Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively "Company Leases") and the location of the premises. Each of the Company Leases is in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to Parent complete and accurate copies of all Company Leases.

        (c)   The Company and each of its Subsidiaries has good and marketable title to, or valued leasehold interests in, all of its material tangible assets and properties, except for such tangible assets and properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) Liens that do not materially interfere with the conduct of the Company's business and do not materially affect the use or value of the Company's assets.

        5.17    Takeover Statutes.     No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including Ch. 110F of the Massachusetts General Laws assuming that Parent is not an "interested stockholder" for purposes of such statute) (each a "Takeover Statute") or any anti-takeover provision in the Company's articles of organization and by-laws is, or at the Effective Time will be, applicable to any shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Ch. 110F of the Massachusetts General Laws) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        5.18    Brokers and Finders.     Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Bear, Stearns & Co. Inc. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article VI and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article VI and (b) the other sections and paragraphs in this Article VI to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

        6.1    Organization, Standing and Power.     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

        6.2    Authority; No Conflict; Required Filings and Consents.

        (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

        (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien, pledge, security interest, claim or other encumbrance ("Liens") on Parent's or Merger Sub's assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

        (c)   Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (C) required to be made with New York Stock Exchange, (D) of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (E) the notifications, consents and approvals set forth in Section 6.2(c) of the Parent Disclosure Schedule (collectively, the "Parent Approvals"), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Government Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate transactions contemplated by this Agreement.

        (d)   No vote of the holders of any class or series of Parent's capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

        6.3    Information Provided.     The information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

        6.4    Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        6.5    Financing.     Parent has available all funds necessary (a) to perform all of its obligations under this Agreement, including payment of the Merger Consideration, and (b) to satisfy the Company's obligations under the Indenture dated as of December 8, 2003 with the Company, as Issuer, and Wilmington Trust Company, as Trustee.

ARTICLE VII

Covenants

        7.1    Interim Operations.     The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

          (a)   the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

          (b)   it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of organization or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c)   neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans or upon conversion of the Convertible Senior Notes); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business;

          (d)   neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

          (e)   neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

          (f)    neither it nor any of its Subsidiaries shall adopt or implement any stockholder rights plan, "poison pill" anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its Affiliates, the Agreement or any of the transactions contemplated by this Agreement;

          (g)   neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (h)   neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company's budget for capital expenditures previously made available to Parent or the specific capital expenditures disclosed in Section 7.1(h) of the Company Disclosure Schedule;

          (i)    neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (j)    neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to (1) enter into any Contract of the type specified in Section 5.5(a)(iii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(iii) or (2) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

          (k)   neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of salaries of Persons who are not officers in the ordinary course of business that do not exceed 2%), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for grants of options to purchase Company Common Stock to new hires in the ordinary course of business, which options (1) shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and (2) shall otherwise be upon the Company's customary terms or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

          (l)    neither it nor any of its Subsidiaries shall initiate, settle or compromise any material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company's rights under this Agreement);

          (m)  neither it nor any of its Subsidiaries shall make or rescind any Tax election, amend any Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

          (n)   neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

          (o)   neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions.

        7.2    Acquisition Proposals.     (a) The Company agrees that, except as expressly permitted hereby, during the Pre-Closing Period, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries' employees, agents, investment bankers, attorneys, accountants and other representatives (such employees, agents, investment bankers, attorneys, accountants and other representatives, collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or (ii) engage in, continue or otherwise participate in, any discussions or negotiations concerning, or provide any confidential information or data to any Person for the purpose of encouraging or facilitating, an Acquisition Proposal, or otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

        Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Company Meeting (the "Specified Time"), the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (as defined above, but substituting 50% for 15%, except in the case of an asset sale, in which case "all or substantially all" shall be substituted for 15%) that did not result from a breach of this Section 7.2(a) and subject to compliance with Section 7.2(b) if the Company Board receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive of the other party than those contained in the Confidentiality Agreement (and promptly discloses (and if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent) or (B) engage in or participate in any negotiations or discussions with any Person who has made such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A) or (B), the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the fiduciary obligations of the Company Board under applicable Law, and (y) with respect to clause (B) above, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal (1) if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") or (2) is reasonably likely to lead to a Superior Proposal.

        (b)    Notices to Parent.     The Company shall promptly (within 24 hours) advise Parent, orally and in writing, of receipt by the Company of any Acquisition Proposal or any request for information in connection with any Acquisition Proposal, or of any inquiry with respect to any Acquisition Proposal and provide copies of any such written request, Acquisition Proposal or inquiry, together with the material terms and conditions thereof (including any amendment thereto) and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent reasonably informed of the status and the material terms and conditions (including any amendment thereto) of any such request, Acquisition Proposal or inquiry.

        (c)    Certain Permitted Disclosure.     Nothing contained in this Section 7.2 or in Section 7.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

        (d)    No Change in Recommendation or Alternative Acquisition Agreement.     During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company Board and each committee thereof shall not:

            (i)  except as expressly permitted by this Section 7.2(d), withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any committee thereof with respect to the Company Voting Proposal (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, except that publicly taking a neutral position or no position with respect to an Acquisition Proposal for a period of time not in excess of ten (10) Business Days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification (such time period, an "Acquisition Proposal Assessment Period") unless such position continues beyond the expiration of the Acquisition Proposal Assessment Period);

           (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (an "Alternative Acquisition Agreement"), other than a confidentiality agreement referred to in Section 7.2(a) entered into in the circumstances referred to in Section 7.2(a); or

          (iii)  except as expressly permitted by this Section 7.2, approve, recommend or adopt or propose (publicly or otherwise) to approve, recommend or adopt, any Acquisition Proposal.

        Notwithstanding anything to the contrary set forth in this Agreement, prior to the Specified Time, the Company Board may withhold, withdraw, qualify or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Superior Proposal made or received after the date hereof and not solicited, initiated or knowingly encouraged in breach of this Agreement, and subject to compliance with Section 7.2(b), if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a "Change of Recommendation"); provided, however, that no Change of Recommendation may be made until after two (2) Business Days following Parent's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Parent that the Company Board intends to make such Change in Recommendation, which Adverse Recommendation Notice shall contain all information concerning any Superior Proposal required by Section 7.2(b) (it being understood and agreed that, in accordance with Section 7.2(b), the Company shall keep Parent reasonably informed during such two (2) Business Day period of the status and material terms and conditions (including any amendment thereto) of any such Superior Proposal). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

        (e)   The Company shall, and shall direct its Representatives to, cease immediately any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

        7.3    Proxy Statement.     As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

        7.4    Nasdaq Quotation.     The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq National Market during the term of this Agreement.

        7.5    Company Meeting.     The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its articles of organization and by-laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the "Company Meeting") for the purpose of considering and voting upon the Company Voting Proposal. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change of Recommendation. Subject to Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 7.2 (but without affecting in any manner the Company's obligations pursuant to Section 7.3), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq National Market or the MBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

        7.6    Filings; Other Actions; Notification.     (a) Subject to the terms hereof, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). The Company shall not permit any of its officers or any other representatives or agents to participate in any meeting or proceeding with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated by this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent and its outside counsel the opportunity to attend and participate at such meeting or proceeding.

        (b)   Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or any other provision in this Agreement, (i) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to proffer to, or agree to, sell, license, lease, transfer or otherwise encumber or hold separate and agree to sell, license, lease, transfer or otherwise encumber before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company of any of its assets or businesses) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent's ability to own or operate, the operations of any such assets or businesses or Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

        (c)   During the Pre-Closing Period, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (c) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        7.7    Access.     Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, Export Control and Classification Numbers for Company Software, and information regarding Company membership in standards organizations, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All such information that is nonpublic shall be governed by the terms of the Confidentiality Agreement.

        7.8    Nasdaq De-listing.     The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from The Nasdaq National Market effective as of the Effective Time.

        7.9    Publicity.     The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or by the request of any Government Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws. Notwithstanding anything to the contrary contained in this Section 7.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

        7.10    Employee Benefits.     Parent shall, for a period of twelve months immediately following the Effective Time, use commercially reasonable efforts to provide generally to those employees who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time and who are employees of the Surviving Corporation immediately following the Effective Time ("Company Employees") the same base salary and pension and welfare benefits under employee benefit plans (but excluding bonus, incentive and equity compensation) which are substantially similar in the aggregate to those benefits provided to those Company Employees immediately prior to the execution of this Agreement under the Company Benefit Plans. Parent or one of its affiliates shall recognize the service of Company Employees with the Company prior to the Effective Time as service with Parent and its affiliates in connection with any tax-qualified pension plan (other than a defined benefit plan), 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies)

maintained by Parent or one of its affiliates which is made available following the Effective Time by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement but only to the extent such service was recognized by the comparable Company Benefit Plan and no duplication of benefits would result. Parent shall (x) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Effective Time by Parent or one of its affiliates, except to the extent any such condition was applicable in an individual's case in the comparable predecessor welfare benefit plan and (y) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Effective Time, to the extent such credit was provided under the comparable Company Benefit Plan.

        7.11    Company and Parent Benefit Plans.     Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to terminate any and all Company Benefit Plans effective not earlier than the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions the Parent deems appropriate, the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation. Nothing contained in this Section 7.11 shall diminish the undertakings of the respective parties set out in Section 7.10.

        7.12    Loans to Company Employees, Officers and Directors.     Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000, and the relocation loans set forth in Section 7.12 of the Company Disclosure Schedule) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

        7.13    Indemnification; Directors' and Officers' Insurance.     (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA for officers and directors of Massachusetts corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that, any Person to whom expenses are advanced provides an undertaking, to the extent required by the MBCA to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

        (b)   The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions as favorable as can be obtained in comparison to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the articles of organization and by-laws of the Company.

        (c)   Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 250% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(c) of the Company Disclosure Schedule (250% of such annual premium, the "Maximum Premium"). If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions as favorable as can be obtained in comparison to the Company's existing directors' and officers' liability insurance. The provisions of this Section 7.13(c) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

        (d)   If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party's rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

        (e)   The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.

        7.14    Takeover Statute.     If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

        7.15    Exemption from Liability Under Section 16(b).

        (a)   The Board of Directors of the Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Stock Options upon substitution of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        (b)   The Company shall provide the Section 16 Information to the Parent at least ten (10) Business Days prior to the Closing. For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for options to purchase Parent Common Stock in connection with the Merger.

        (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who immediately after the Closing become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Buyer.

ARTICLE VIII

Conditions

        8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a)   Stockholder Approval.    The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting.

          (b)   HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)   No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an "Order") which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

        8.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties.    (i) (A) The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2 which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect; and (B) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that such Chief Executive Officer or the Chief Financial Officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

          (b)   Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

          (c)   No Restraints.    There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to (A) prohibit or materially impair Parent's ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (B) prohibit or limit in any material respect Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment or limitation described in clause (i) or (ii) above, a "Burdensome Condition"), and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.

          (d)   Governmental Approvals.    All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be) except those that the failure to make or obtain, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect (measuring "materiality," solely for purposes of determining whether such failure would be reasonably likely to have a "Parent Material Adverse Effect" pursuant to this Section 8.2(d), in terms of the level of adverse effect that would constitute "material" if such effect were to occur to the Company and its Subsidiaries) or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their Representatives would be subject to the risk of criminal or civil sanctions.

          (e)   No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

        8.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties.    (i) (A) The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect; and (B) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

          (b)   Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

Termination

        9.1    Termination by Mutual Consent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

        9.2    Termination by Either Parent or the Company.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of either Parent or the Company and by written notice if:

          (a)   the Merger shall not have been consummated by September 30, 2005, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date");

          (b)   the approval of the Company's stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof if a vote on the Company Voting Proposal is taken at such Company Meeting or adjournment or postponement thereof; or

          (c)   any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the approval by the stockholders of the Company;

provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated and provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company shall have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified therein.

        9.3    Termination by the Company.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

          (a)   if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, that, prior to such termination pursuant to this Section 9.3(a) (A) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the "Waiting Period"), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft

  Alternative Acquisition Agreements related to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company's intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal).

          (b)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not cured within twenty (20) days after written notice thereof is given by the Company to Parent.

        9.4    Termination by Parent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

          (a)   (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to Parent (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period shall be considered an adverse modification, and it being further understood and agreed that for purposes of this Agreement a factually accurate public statement by the Company that does no more than describe the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a withdrawal, qualification or modification, or proposal by the Company Board to withdraw, qualify or modify the Company Board's recommendation of this Agreement or the transactions contemplated hereunder, or an approval or recommendation with respect to such Acquisition Proposal), (ii) the Company Board shall have approved, recommended or adopted (or publicly announced its intention to take any such action) any Acquisition Proposal, (iii) after the end of an Acquisition Proposal Assessment Period, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or

          (b)   if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not cured within twenty (20) days after written notice thereof is given by Parent to the Company.

        9.5    Effect of Termination and Abandonment.     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

        (b)   The Company agrees to pay Parent a fee in immediately available funds of $11.5 million (the "Termination Fee") and shall pay all of the charges and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors) up to a maximum amount of $0.5 million ("Expenses"), in each case payable by wire transfer of same day funds in the event this Agreement is terminated:

            (i)  (A) by Parent or the Company as permitted by Section 9.2(a) or (b), (B) after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal was made to the Company or publicly disclosed and not publicly withdrawn in good faith and without qualification prior to, with respect to any termination pursuant to Section 9.2(a), the date of such termination and, with respect to any termination pursuant to Section 9.2(b), the seventh (7th) Business Day prior to the date of the Company Meeting and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) to consummate, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal; provided, that, for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been "publicly withdrawn" by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) to consummate, or shall have consummated, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates,

           (ii)  by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent's right of termination under Section 9.4(a) shall have occurred or (B) pursuant to Section 9.3(a); or

          (iii)  by Parent pursuant to Section 9.4(a).

        The Termination Fee shall be paid by the Company no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company's stockholders of an Acquisition Proposal, failure to oppose an Acquisition Proposal or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. The Expenses shall be paid to Parent within two (2) Business Days after demand therefore and delivery to the Company of reasonable documentation therefor following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Payment of the Termination Fee and Expenses shall not be in lieu of damages incurred in the event of a breach of this Agreement described in paragraph (b) of Section 9.4, but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate of Citibank in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

Miscellaneous and General

        10.1    Survival.     This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV, Sections 7.10 (Employee Benefits) and 7.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        10.2    Modification or Amendment.     Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

        10.3    Waiver of Conditions.     The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

        10.4    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        10.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF; PROVIDED, THAT, THE MERGER SHALL BE GOVERNED BY THE MBCA. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

        10.6    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

    if to Parent or Merger Sub
    Computer Associates International, Inc.
    One Computer Associates Plaza
    Islandia, New York 11749
    Attn: General Counsel
    Telecopy: (631) 342-4866

    with a copy to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attn: James C. Morphy, Esq.
    Keith A. Pagnani, Esq.
    Telecopy: (212) 558-3588

    if to the Company

    Concord Communications, Inc.
    600 Nickerson Road
    Marlboro, Massachusetts 01752
    Attn: Douglas Batt, General Counsel
    Telecopy: (508) 486-4406

    with a copy to:

    Bingham McCutchen LLP
    150 Federal Street
    Boston, MA 02110
    Attn: Kevin M. Barry
    Steven C. Browne
    Telecopy: (617) 951-8736

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        10.7    Entire Agreement.     This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, dated April 1, 2005, by and between the Company and Parent (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        10.8    No Third Party Beneficiaries.     Except as provided in Section 7.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended and shall not be deemed or construed to confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.

        10.9    Obligations of Parent and of the Company.     Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

        10.10    Definitions.     Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

        10.11    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        10.12    Interpretation; Construction.     (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        10.13    Assignment.     This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

        10.14    Expenses.     Except as set forth in Section 9.5(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to (x) the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto and (y) the filing of the Notification and Report Forms under the HSR Act.

        10.15    Knowledge.     As used in this Agreement, "to the Knowledge of the Company" means to the knowledge of those persons set forth in Section 10.15 of the Company Disclosure Schedule after due inquiry.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

CONCORD COMMUNICATIONS, INC.
By	/s/ JOHN BLAESER
	Name:	John Blaeser
	Title:	Chief Executive Officer
COMPUTER ASSOCIATES INTERNATIONAL, INC.
By	/s/ MICHAEL J. CHRISTENSON
	Name:	Michael J. Christenson
	Title:	Executive Vice President of Strategy and Business Development
MINUTEMAN ACQUISITION CORP.
By	/s/ JAY H. DIAMOND
	Name:	Jay H. Diamond
	Title:	Secretary

Annex B

April 7, 2005
The Board of Directors
Concord Communications, Inc.
600 Nickerson Road
Marlborough, MA 01752

Gentlemen:

        We understand that Concord Communications, Inc. ("Concord"), Computer Associates International, Inc. ("Computer Associates") and Merger Sub, a wholly owned subsidiary of Computer Associates, have entered into an Agreement and Plan of Merger dated as of April 7, 2005 (the "Agreement"), pursuant to which Merger Sub will merge with and into Concord with Concord as the surviving entity and each issued and outstanding share of common stock of Concord, par value $0.01 per share, shall be converted into the right to receive $17.00 in cash (the "Consideration to be Received") (the "Transaction"). You have provided us with a copy of the Agreement.

        You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Concord.

        In the course of performing our review and analyses for rendering this opinion, we have:

  •
  reviewed the Agreement;

  •
  reviewed Concord's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, its preliminary results for the quarter ended March 31, 2005 and its Current Reports on Form 8-K for the three years ended the date hereof;

  •
  reviewed certain operating and financial information relating to Concord's business and prospects, including projections for the years ending December 31, 2005 through 2008 (the "Projections");

  •
  met with certain members of Concord's senior management to discuss Concord's business, operations, historical and projected financial results and future prospects (including the Projections);

  •
  reviewed the historical prices, trading multiples and trading volumes of the common shares of Concord;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Concord;

  •
  reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Concord;

  •
  performed discounted cash flow analyses based on the Projections; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Concord, including, without limitation, the Projections. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Concord as to the expected future performance of Concord. We have not assumed any responsibility for the independent verification of any such information or of the Projections provided to us, and we have further relied upon the assurances of the senior management

B-1

of Concord that they are unaware of any facts that would make the information and Projections provided to us incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Concord, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Concord.

        We do not express any opinion as to the price or range of prices at which the shares of common stock of Concord may trade subsequent to the announcement of the Transaction.

        We have acted as a financial advisor to Concord in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Concord to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Concord and/or Computer Associates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of Concord and does not constitute a recommendation to the Board of Directors of Concord or any holders of Concord common stock as to how to vote in connection with the Transaction. This opinion does not address Concord "s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Concord or the effects of any other transaction in which Concord might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Concord common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders of Concord.

Very truly yours,

BEAR, STEARNS & CO. INC.
By:	/s/ EDWARD M. RIMLAND Edward M. Rimland Senior Managing Director

B-2

Annex C

MASSACHUSETTS BUSINESS CORPORATION ACT

PART 13.    SUBDIVISION A

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

        SECTION 13.01.    Definitions.—In this PART the following words shall have the following meanings unless the context requires otherwise:

          "Affiliate", any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

          "Beneficial shareholder", the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          "Corporation", the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

          "Fair value", with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

          "Interest", interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          "Marketable securities", securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were (a) listed on a national securities exchange, (b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

          "Officer", the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

          "Person", any individual, corporation, partnership, unincorporated association or other entity.

          "Record shareholder", the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          "Shareholder", the record shareholder or the beneficial shareholder.

        SECTION 13.02.    Right to Appraisal.—(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

          (1)   consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (2)   consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless: (i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or (ii) the sale or exchange is pursuant to court order; or (iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (4)   an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder's shares because it: (i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative; (ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

          (5)   an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

          (6)   any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

          (7)   consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

          (8)   consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9(b).

        Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series. (c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

        (d)   The shareholder's right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events: (i) the proposed action is abandoned or rescinded; or (ii) a court having jurisdiction permanently enjoins or sets aside the action; or (iii) the shareholder's demand for payment is withdrawn with the written consent of the corporation.

        (e)   A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        SECTION 13.03.    Assertion of Rights by Nominees and Beneficial Owners.—(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        (b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (1)   submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

          (2)   does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

        SECTION 13.20.    Notice of Appraisal Rights.—(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders' meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        (b)   In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

        SECTION 13.21.    Notice of Intent to Demand Payment.—(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (1)   shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          (2)   shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

        SECTION 13.22.    Appraisal Notice and Form.—(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        (b)   The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (1)   supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

          (2)   state:

              (i)  where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

             (ii)  a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            (iii)  the corporation's estimate of the fair value of the shares;

            (iv)  that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

             (v)  the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

          (3)   be accompanied by a copy of this chapter.

        SECTION 13.23.    Perfection of Rights; Right to Withdraw.—(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

        (b)   A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        (c)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

        SECTION 13.24.    Payment.—(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

        (b)   The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

          (1)   financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

          (3)   a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation's obligations under this chapter.

        SECTION 13.25.    After-Acquired Shares.—(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

        (b)   If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

          (1)   of the information required by clause (1) of subsection (b) of section 13.24;

          (2)   of the corporation's estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

          (3)   that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

          (4)   that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          (5)   that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation's offer.

        (c)   Within 10 days after receiving the shareholder's acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        (d)   Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

        SECTION 13.26.    Procedure if Shareholder Dissatisfied with Payment or Offer.—(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        (b)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation's payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

        SECTION 13.30.    Court Action.—(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

        (b)   The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        (c)   The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 13.25.

        SECTION 13.31.    Court Costs and Counsel Fees.—(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (b)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

          (2)   against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        (d)   To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PROXY

CONCORD COMMUNICATIONS, INC.

SPECIAL MEETING OF STOCKHOLDERS

                        , 2005

        By signing on the reverse side, the undersigned hereby appoints John Blaeser, Melissa Cruz and Douglas Batt, and each of them, as proxies, with full power of substitution, to vote all shares of capital stock of Concord Communications, Inc. (the "Company") which the undersigned is entitled to vote as indicated upon the matters on the reverse side at the Special Meeting of Stockholders of the Company to be held on                  ,                   , 2005, at 9:00 a.m., local time, at the offices of Bingham McCutchen LLP located at 150 Federal Street, Boston, MA 02110 and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Special Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Concord Communications; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the Special Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

        The undersigned acknowledges receipt from Concord Communications, Inc. prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated                  , 2005.

PLEASE ACT PROMPTLY

        DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

HAS YOUR ADDRESS HAS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONCORD COMMUNICATIONS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

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DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒  PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2.

1.	Approval of the Agreement and Plan of Merger, dated as of April 7, 2005, by and among Computer Associates International, Inc., Minuteman Acquisition Corp. and Concord Communications, Inc., as more fully described in the accompanying proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.
	To act upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the meeting, including to consider any procedural matters incident to the conduct of the Special Meeting, such as adjournment or postponement to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark box at right if you plan to attend the Special Meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Please sign this proxy exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary please give full title as such. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

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